Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

ENDURANCE SPECIALTY HOLDINGS LTD.,

VARIOUS DESIGNATED SUBSIDIARY BORROWERS, VARIOUS LENDING INSTITUTIONS,

and

JPMORGAN CHASE BANK, N.A.

as ADMINISTRATIVE AGENT

Dated as of March 23, 2016

$450,000,000

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO SECURITIES, LLC, as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as SYNDICATION AGENT

and

LLOYDS TSB BANK PLC, BANK OF MONTREAL, DEUTSCHE BANK AG NEW YORK

BRANCH, AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

BARCLAYS BANK PLC,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

ANNEX I	List of Lenders and Commitments
ANNEX II	Lender Addresses
ANNEX III	Subsidiaries
ANNEX IV	[Reserved]
ANNEX V	Indebtedness
ANNEX VI	Liens
ANNEX VII	Existing Letters of Credit

EXHIBIT A	[Reserved]
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1	Form of Section 3.04(b)(ii) Certificate (Non-U.S. Lenders; non-partnerships)
EXHIBIT D-2	Form of Section 3.04(b)(ii) Certificate (Foreign Participants; non partnerships)
EXHIBIT D-3	Form of Section 3.04(b)(ii) Certificate (Foreign Participants; partnerships)
EXHIBIT D-4	Form of Section 3.04(b)(ii) Certificate (Non-U.S. Lenders; partnerships)
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Officer’s Certificate
EXHIBIT G	Form of Assignment Agreement
EXHIBIT H	Form of DSB Assumption Agreement
EXHIBIT I	Form of Additional Commitment Agreement
EXHIBIT J	Form of Borrowing Base Certificate
EXHIBIT K	Form of Pledge and Security Agreement
EXHIBIT L	Form of Existing Lender Agreement
EXHIBIT M	Form of Account Control Agreement
EXHIBIT N	Form of Termination Letter
EXHIBIT O	Form of Non-Continuing Lender Agreement

v

CREDIT AGREEMENT, dated as of March 23, 2016, among ENDURANCE SPECIALTY HOLDINGS LTD., an exempted company organized under the laws of Bermuda (the “Parent Borrower”), the Designated Subsidiary Borrowers (as hereinafter defined) from time to time party hereto, the lending institutions listed from time to time on Annex I hereto (each a “Lender” and, collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

The parties hereto hereby agree as follows:

SECTION 1. Amount and Terms of Credit.

1.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Designated Subsidiary Borrower may request the Issuing Agent, at any time and from time to time after the Effective Date and prior to the date which is thirty (30) days prior to the Commitment Expiration Date, to issue on behalf of the Lenders, for the account of such Designated Subsidiary Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Agent agrees to issue on behalf of the Lenders at any time and from time to time after the Effective Date and prior to the date which is thirty (30) days prior to the Commitment Expiration Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Such Letters of Credit shall be denominated, at the relevant Designated Subsidiary Borrower’s request, in Dollars or any Optional Currency, provided that, after giving effect to the issuance of any such Letter of Credit denominated in any Optional Currency, the aggregate amount of all Letter of Credit Outstandings denominated in Optional Currencies (exclusive of Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Letter of Credit) at such time will not exceed the Aggregate Multicurrency Letter of Credit Limit. Subject to the terms and conditions hereof, at the relevant Designated Subsidiary Borrower’s request and with the consent of the applicable Issuing Lender (in its sole and absolute discretion), and notwithstanding any provisions in the first sentence of this Section 1.01(a) to the contrary, any Letter of Credit required to be issued pursuant to this Section 1.01(a) may be issued by such Issuing Lender, for the account of such Designated Subsidiary Borrower, as a Fronted Letter of Credit in reliance on the agreements of the other Lenders set forth in Section 1.09. At the relevant Designated Subsidiary Borrower’s request, Fronted Letters of Credit issued pursuant to this Section 1.01, including Fronted Letters of Credit denominated in Optional Currencies, may be issued in the United Kingdom or such other jurisdiction as may be agreed to by the relevant Issuing Lender (in its sole and absolute discretion); such Fronted Letters of Credit issued in the United Kingdom shall be governed by the laws of England and Wales or, at the request of the applicable Designated Subsidiary Borrower, by the laws of other jurisdictions as agreed to between such Designated Subsidiary Borrower and the relevant Issuing Lender (in its sole and absolute discretion). Notwithstanding the foregoing, neither the Issuing Agent nor any Issuing Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance of such Letter of Credit or any requirement of law applicable to the Issuing Agent, such Issuing Lender or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which the Issuing Agent, Issuing Lender or any Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;

(ii) the conditions precedent set forth in Section 4.02 are not satisfied at that time; or

(iii) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 1.01(b).

(b) Notwithstanding anything to the contrary contained in this Section 1.01 or elsewhere in this Agreement (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed an amount equal to the Commitment at such time; (ii) no Letter of Credit shall be issued for the account of any Intermediate Holding Company the Stated Amount of which, when added to the Letter of Credit Outstandings in respect of outstanding Letters of Credit issued for the account of all Intermediate Holding Companies (exclusive of Unpaid Drawings in respect of Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time exceeds $75,000,000; (iii) no Letter of Credit for the account of any Borrower shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings applicable to such Borrower (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed an amount equal to such Borrower’s Borrowing Base at such time; (iv) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance; provided that each such Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent or the relevant Issuing Lender, as the case may be, notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be renewed; provided further that in no event shall a Letter of Credit have an expiry date, pursuant to a renewal or otherwise, later than the date that is one (1) year following the Commitment Expiration Date; (v) each Letter of Credit shall be denominated in Dollars or in an Optional Currency, subject to the limitation in the proviso to the second sentence of Section 1.01(a); and (vi) the Issuing Agent or the relevant Issuing Lender, as the case may be, will not issue any Letter of Credit after the Issuing Agent has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists (and in the case of the Issuing Lender, it shall have received notice thereof from the Issuing Agent) until such time as the Issuing Agent shall have received a written notice of (and in the case of the Issuing Lender, it shall have received notice thereof from the Issuing Agent) (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 11.11, each of the Lenders or each affected Lender, as applicable).

(c) Each Non-Fronted Letter of Credit will be issued by the Issuing Agent on behalf of the Lenders and each Lender will participate in each Non-Fronted Letter of Credit pro rata in accordance with its Percentage (subject to the provisions in this Agreement regarding Limited Fronting Lenders). The obligations of each Lender under and in respect of each Non-Fronted Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Non-Fronted Letter of Credit shall not affect the obligations of the respective Designated Subsidiary Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Lender to perform its obligations hereunder or under any Non-Fronted Letter of Credit.

(d) [Reserved].

(e) Subject to and on the terms and conditions set forth herein, the Issuing Agent or the relevant Issuing Lender, as the case may be, is hereby authorized by each Designated Subsidiary Borrower and the Lenders to arrange for the issuance of any Letter of Credit pursuant to Section 1.01(a) and the amendment of any Letter of Credit pursuant to Section 1.06, 1.08, 1.12, 1.14 and/or Section 11.04(b) by:

(i) completing the commencement date and the expiry date of such Letter of Credit;

(ii) in the case of an amendment increasing or reducing the amount thereof, amending such Letter of Credit in such manner as the Issuing Agent or the relevant Issuing Lender, as the case may be, and the respective beneficiary may agree; and

(iii)(A) in the case of a Non-Fronted Letter of Credit, (1) completing such Non-Fronted Letter of Credit with the participation of each Lender as allocated pursuant to the terms hereof (subject to the provisions in this Agreement regarding Limited Fronting Lenders), and (2) executing such Non-Fronted Letter of Credit on behalf of each Lender (subject to the provisions in this Agreement regarding Limited Fronting Lenders) and, following such execution, delivering such Non-Fronted Letter of Credit to the beneficiary of such Non-Fronted Letter of Credit; or (B) in the case of Fronted Letters of Credit, (1) completing such Fronted Letter of Credit pursuant to the terms hereof, (2) issuing and executing such Fronted Letter of Credit and, following such execution, delivering such Fronted Letter of Credit to the beneficiary of such Fronted Letter of Credit and (3) promptly furnishing to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Fronted Letter of Credit (including the amount and currency thereof).

(f) Each Non-Fronted Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Non-Fronted Letter of Credit (including any Limited Fronting Lender pursuant to the terms hereof), and the Issuing Agent shall act under each Non-Fronted Letter of Credit, and each Non-Fronted Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender (including any Limited Fronting Lender pursuant to the terms hereof), to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Non-Fronted Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Non-Fronted Letter of Credit and (c) notify such Lender and such Designated Subsidiary Borrower that a valid drawing has been made and the date that the related Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Unpaid Drawing under such Non-Fronted Letter of Credit, and each Non-Fronted Letter of Credit shall expressly so provide. Each Lender (including any Limited Fronting Lender pursuant to the terms hereof) hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Lender each Non-Fronted Letter of Credit to be issued by such Lender hereunder (including in its capacity as a Limited Fronting Lender hereunder). Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Non-Fronted Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Non-Fronted Letter of Credit.

(g) In the event that any Lender agrees (in its sole and absolute discretion) to act as a Limited Fronting Lender for any Non-NAIC Approved Bank in respect of any Non-Fronted Letter of Credit pursuant to a Limited Fronting Lender Agreement, the following provisions shall apply (in addition to any other provisions hereof relating to Limited Fronting Lenders):

(i) upon the issuance of any Non-Fronted Letter of Credit pursuant to the terms hereof, with respect to any Non-NAIC Approved Bank as a Participating Issuer under such Non-Fronted Letter of Credit, each applicable Limited Fronting Lender, in reliance upon the agreements of such Non-NAIC Approved Bank as a Participating Issuer set forth in this Section, agrees (A) to issue through the Issuing Agent, in addition to its own obligations as a Lender under such Non-Fronted Letter of Credit, severally, such Non-Fronted Letter of Credit in an amount equal to such Non-NAIC Approved Bank’s Percentage of the Stated Amount of such Non-Fronted Letter of Credit (or the portion thereof for which such Limited Fronting Lender has agreed to be a Limited Fronting Lender), and (B) to amend or extend each Non-Fronted Letter of Credit previously issued by it as a Limited Fronting Lender for such Participating Issuer pursuant to the terms (and subject to the conditions) set forth herein; and

(ii) with respect to any Non-Fronted Letter of Credit issued by a Limited Fronting Lender pursuant to clause (i) above for a Participating Issuer, such Participating Issuer hereby agrees to purchase participations (as provided in Section 1.01(h)) in the obligations of such Limited Fronting Lender under such Non-Fronted Letter of Credit attributable to such Participating Issuer for which such Limited Fronting Lender has agreed to act as a Limited Fronting Lender hereunder.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to act hereunder as a Limited Fronting Lender for any other Person unless such Lender has entered into a Limited Fronting Lender Agreement in its sole and absolute discretion.

(h) In the event any Participating Issuer agrees to purchase a participation in the Non-Fronted Letter(s) of Credit of its Limited Fronting Lender pursuant to Section 1.01(g)(ii), then, without any further action on the part of any party, such Limited Fronting Lender grants to such Participating Issuer, and such Participating Issuer hereby acquires from such Limited Fronting Lender, a participation in the relevant Non-Fronted Letters of Credit issued and/or amended or extended by such Limited Fronting Lender pursuant to Section 1.01(g)(i) attributable to such Participating Issuer for which such Limited Fronting Lender has agreed to act as a Limited Fronting Lender hereunder. Each Participating Issuer purchasing a participation hereunder acknowledges and agrees that its obligation to acquire such participations in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, but not limited to, any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments or any other circumstance included in Section 1.09(e). In consideration and in furtherance of the foregoing, such Participating Issuer hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Limited Fronting Lender an amount equal to the amount of each payment made by such Limited Fronting Lender in respect of the portion of such Non-Fronted Letter of Credit in which such Participating Issuer holds a participation, promptly upon the request of such Limited Fronting Lender at any time from the time such payment is made until such payment is reimbursed by the Parent Borrower or the applicable Designated Subsidiary Borrower or at any time after any reimbursement payment is required to be refunded to the Parent Borrower or the applicable Designated Subsidiary Borrower for any reason or at any time as may be set forth in the Limited Fronting Lender Agreement between such Limited Fronting Lender and such Participating Issuer. Such payment by such Participating Issuer shall be made for account of the applicable Limited Fronting Lender without any offset, abatement, withholding or reduction whatsoever. To the extent that any Participating Issuer has made payments pursuant to this paragraph to reimburse a Limited Fronting Lender in respect of any participation interests purchased hereunder in respect of any Non-Fronted Letter of Credit, promptly following receipt by the Administrative Agent of any payment from the Parent Borrower or any Designated Subsidiary Borrower pursuant to Section 1.03 in respect of such Non-Fronted Letter of Credit, the Administrative Agent shall distribute such payment to such Limited Fronting Lender and such Participating Issuer, in each case as their interests may appear. Any payment made by a Participating Issuer in respect of its participation pursuant to this paragraph to reimburse the applicable Limited Fronting Lender for any payment made in any respect of any drawing under a Non-Fronted Letter of Credit shall not relieve the Parent Borrower or any Designated Subsidiary Borrower of its obligation to reimburse the amount of such drawing pursuant to the terms of this Agreement. Each Participating Issuer shall pay to the applicable Limited Fronting Lender a fronting fee computed on the risk participation purchased by such Participating Issuer from such Limited Fronting Lender with respect to any Letter of Credit at the rate per annum as separately agreed to between such Participating Issuer and such Limited Fronting Lender in the applicable Limited Fronting Lender Agreement. Unless otherwise agreed between such Participating Issuer, the applicable Limited Fronting Lender and the Administrative Agent, at the direction of such Participating Issuer, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee payable to such Participating Issuer by the Administrative Agent by an amount equal to such fronting fee and paying the same to the applicable Limited Fronting Lender. Notwithstanding the foregoing, under no circumstances shall the Parent Borrower or any Designated Subsidiary Borrower be obligated to pay any fees or increase in fees as a result of any actions taken pursuant to this Section 1.01(h).

1.02 Letter of Credit Requests. (a) Whenever a Designated Subsidiary Borrower desires that a Letter of Credit be issued, such Designated Subsidiary Borrower shall give the Administrative Agent and the Issuing Agent and, in the case of a Fronted Letter of Credit, the relevant Issuing Lender, written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent or the relevant Issuing Lender, as the case may be) thereof prior to (i) in the case of Letters of Credit not issued in the United Kingdom, 11:00 A.M. (New York time), and (ii) in the case of Letters of Credit issued in the United Kingdom, 11:00 A.M. (London time), at least five (5) Business Days (or such shorter period as may be acceptable to the Issuing Agent or the relevant Issuing Lender, as the case may be) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the Issuing Agent or the relevant Issuing Lender, as the case may be, customarily requires in connection therewith.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Designated Subsidiary Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 1.01(a) or (b).

(c) Immediately prior to the issuance of any Fronted Letter of Credit the relevant Issuing Lender shall notify the Administrative Agent and Issuing Agent thereof and shall obtain confirmation from the Issuing Agent that such Fronted Letter of Credit may be issued (and upon receipt of such notice from an Issuing Lender, the Issuing Agent shall notify such Issuing Lender if it shall have received any notice from any Borrower or the Required Lenders of the type described in clause (vi) of Section 1.01(b)). Upon its issuance of, or amendment to, any Letter of Credit, the Issuing Agent shall promptly notify the respective Designated Subsidiary Borrower and the Lenders of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto. Each Issuing Lender shall also give prompt notice to the Issuing Agent of the termination or expiry of any Fronted Letter of Credit issued by it.

1.03 Agreement to Repay Letter of Credit Drawings. (a) Each Designated Subsidiary Borrower agrees to reimburse each Lender or the relevant Issuing Lender, as the case may be, by making payment to the Administrative Agent in immediately available funds in the currency in which such Letter of Credit was issued at the Payment Office, for any payment or disbursement made by it under any Letter of Credit which has been issued (or, in the case of a Letter of Credit denominated in a currency other than Dollars, at the request of such Lender or Issuing Lender (at its option), reimbursement will be made in Dollars) for such Designated Subsidiary Borrower’s account (each such amount so paid or disbursed until reimbursed, a “Unpaid Drawing”) no later than one (1) Business Day (or, in the case of any Letter of Credit denominated in a currency other than Dollars, to the extent being repaid in such currency, three (3) Business Days) following the date such Designated Subsidiary Borrower has received notice from the Administrative Agent or a Lender of such payment or disbursement, with interest on the amount so paid or disbursed, to the extent not reimbursed prior to (i) in the case of Letters of Credit not issued in the United Kingdom, 1:00 P.M. (New York time) and (ii) in the case of Letters of Credit issued in the United Kingdom, 1:00 P.M. (London time), on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date of reimbursement therefor at a rate per annum which shall be (x) for the Letters of Credit denominated in Dollars, the Base Rate as in effect from time to time or (y) for Letters of Credit denominated in an Optional Currency, the Overnight Eurodollar Rate for such Optional Currency as in effect from time to time (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date such reimbursement is due). In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable Lender or Issuing Lender shall notify the applicable Designated Subsidiary Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(b) Each Designated Subsidiary Borrower’s obligation under this Section 1.03 to reimburse each Lender or the relevant Issuing Lender, as the case may be, with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Designated Subsidiary Borrower may have or have had against such Lender or such Issuing Lender, as the case may be, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit, any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Designated Subsidiary Borrower shall be obligated to reimburse any Lender or such Issuing Lender, as the case may be, for any wrongful payment made by it under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

1.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by or participated in by such Lender or such Issuing Lender, as the case may be, or (ii) impose on such Lender or such Issuing Lender, as the case may be, any other conditions directly or indirectly affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, as the case may be, of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by it hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except to the extent payable by, or otherwise subject to indemnification from, the Parent Borrower pursuant to clause (i) of the last sentence of Section 3.04(b)), then, upon written demand to the respective Designated Subsidiary Borrower by such Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), such Designated Subsidiary Borrower agrees to pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction. A certificate submitted to the respective Designated Subsidiary Borrower by such Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Lender or such Issuing Lender, as the case may be, as aforesaid shall be final and conclusive and binding on such Designated Subsidiary Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any Designated Subsidiary Borrower’s obligations to pay additional amounts pursuant to this Section 1.04 upon subsequent receipt of such certificate. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and, in each case, any compliance by a Lender, an Issuing Lender or the Issuing Agent with any request or directive relating thereto shall, for purposes of this Agreement, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued. Notwithstanding anything herein to the contrary provided above, no Designated Subsidiary Borrower shall be under any obligation to compensate the Administrative Agent or any Lender under this Section 1.04 with respect to any written demand to be compensated for any amounts incurred prior to the date that is 180 days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim and of such Lender’s intention to claim compensation therefor; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

1.05 Letter of Credit Expiration Extensions. Each Lender acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least thirty (30) days prior to the expiration date of such Letter of Credit, notice is given by the Issuing Agent or the relevant Issuing Lender, as the case may be, to the beneficiary of such Letter of Credit in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date; provided that in no event shall a Letter of Credit have an expiry date, pursuant to a renewal or otherwise, later than the date that is one (1) year following the Commitment Expiration Date. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to any outstanding Letter of Credit if requested to do so by the Required Lenders pursuant to Section 8. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to each outstanding Letter of Credit if the Commitment Expiration Date has occurred or if the Administrative Agent shall have received a Termination Letter with respect to the Designated Subsidiary Borrower on behalf of which such Letter of Credit has been issued. The Issuing Agent or the relevant Issuing Lender, as the case may be, will send a copy of each Notice of Non-Extension to the respective Designated Subsidiary Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

1.06 Changes to Stated Amount. Subject to the terms and conditions hereof, at any time when any Letter of Credit is outstanding, at the request of the respective Designated Subsidiary Borrower, the Issuing Agent or the relevant Issuing Lender, as the case may be, will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of any Letter of Credit be increased to an amount which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Letter of Credit) at such time, would exceed an amount equal to the Total Commitment at such time, (ii) in no event shall the Stated Amount of any Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Letter of Credit) applicable to such Borrower at such time, would exceed an amount equal to such Borrower’s Borrowing Base at such time, (iii) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 4.02 are not satisfied at such time, (iv) the Stated Amount of a Letter of Credit may not be increased at any time after the date which is thirty (30) days prior to the Commitment Expiration Date, (v) in no event shall the Stated Amount of any Letter of Credit denominated in an Optional Currency issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to the aggregate amount of all Letter of Credit Outstandings denominated in Optional Currencies (exclusive of Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Letter of Credit) at such time would exceed the Aggregate Multicurrency Letter of Credit Limit; (vi) in no event shall the Stated Amount of any Fronted Letter of Credit issued by any Issuing Lender be increased without such Issuing Lender’s consent (in its sole discretion); and (vii) the Stated Amount of any Letter of Credit may not be increased at any time after the Administrative Agent shall have received a Termination Letter with respect to the Designated Subsidiary Borrower on behalf of which such Letter of Credit has been issued.

1.07 Representations and Warranties of Lenders. Each Lender represents and warrants that each Non-Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Lender enforceable in accordance with its terms and each Issuing Lender represents and warrants that each Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Issuing Lender enforceable in accordance with its terms.

1.08 Existing Non-Fronted Letters of Credit

(a) Each Existing Non-Fronted Letter of Credit shall be deemed to be a Non-Fronted Letter of Credit hereunder. As soon as possible following the Effective Date, each Existing Non-Fronted Letter of Credit shall be amended to replace each Original Lender on such Existing Non-Fronted Letter of Credit with each Lender party to this Agreement on the Effective Date (subject to the provisions in this Agreement regarding Limited Fronting Lenders) in accordance with each such Lender’s Percentage. Until an Existing Non-Fronted Letter of Credit has been amended in accordance with this Section 1.08(a), each Original Lender shall be deemed to have sold and transferred to each Lender and each such Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Original Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage in such Existing Non-Fronted Letter of Credit, each substitute Existing Non-Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Commitments of the Lenders pursuant to Section 1.12 or 11.04(b), it is hereby agreed that, with respect to all outstanding Existing Non-Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 1.08 to reflect the new Percentages of the assigning and assignee Lender. Notwithstanding anything herein to the contrary, upon receipt of any payment or disbursement request with respect to any Existing Non-Fronted Letter of Credit, the Issuing Agent shall notify the Lenders of such request and the Lenders hereby agree to fund such request on behalf the Original Lenders in accordance with their Percentages and otherwise in accordance with the terms hereof as though such Existing Non-Fronted Letter of Credit had been issued by the Issuing Agent hereunder on behalf of the Lenders.

Notwithstanding the foregoing, in the event that any payment or disbursement under an Existing Non-Fronted Letter of Credit is in fact funded by an Original Lender, the following sections (b), (c), (d) and (e) shall apply.

(b) In determining whether to pay under any Existing Non-Fronted Letter of Credit, no Original Lender shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Existing Non-Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Non-Fronted Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Original Lender shall be entitled to rely. Any action taken or omitted to be taken by any Original Lender under or in connection with any Existing Non-Fronted Letter of Credit issued by it shall not create for such Original Lender any resulting liability to any Borrower, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Original Lender makes any payment under any Existing Non-Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Original Lender pursuant to Section 1.03(a), such Original Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Original Lender, the amount of such Participant’s Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under an Existing Non-Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Original Lender such Participant’s Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Participant shall make such payment on the immediately following Business Day). If and to the extent such Participant shall not make its Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Original Lender on the same Business Day, such Participant agrees to pay to the Administrative Agent for the account of such Original Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Original Lender at the overnight Federal Funds Effective Rate for the first three (3) days from the date when due and at a rate per annum which shall be the Base Rate as in effect from time to time for each day thereafter. The failure of any Participant to make available to the Administrative Agent for the account of the respective Original Lender its Percentage of any payment under any Existing Non-Fronted Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Original Lender its Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Original Lender such other Participant’s Percentage of any such payment.

(d) Whenever any Original Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Original Lender any payments from the Participants pursuant to Section 1.08(c), such Original Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Percentage thereof.

(e) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Original Lender with respect to Existing Non-Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Non-Fronted Letter of Credit, any transferee of any Existing Non-Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Original Lender, or other Person, whether in connection with this Agreement, any Existing Non-Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Existing Non-Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Non-Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

1.09 Fronted Letter of Credit Participations. In the case of Fronted Letters of Credit:

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Percentage in such Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Commitments of the Lenders pursuant to Section 1.12 or 11.04(b), it is hereby agreed that, with respect to all outstanding Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 1.09 to reflect the new Percentages of the assigning and assignee Lender.

(b) In determining whether to pay under any Fronted Letter of Credit, no Issuing Lender shall have any obligation relative to the Lenders other than to determine that any documents required to be delivered under such Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Fronted Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Fronted Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to such Issuing Lender as and when required pursuant to Section 1.03(a), such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of such failure, and each such Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender, the amount of such Lender’s Percentage in the currency in which such Fronted Letter of Credit was issued (or, in the case of a Letter of Credit denominated in a currency other than Dollars, at the request of such Issuing Lender or the applicable Lender (in each case, at its option), in Dollars) and in same day funds. In the case of any such payment in Dollars of a drawing under a Fronted Letter of Credit denominated in a currency other than Dollars, the applicable Issuing Lender shall notify the Lenders of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Administrative Agent so notifies any Lender required to fund a payment under a Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender such Lender’s Percentage of the amount of such payment on such Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency) in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Lender shall make such payment on the immediately following Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency)). If and to the extent such Lender shall not make its Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender on the same Business Day, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Effective Rate for the first three (3) days from the date when due and at the interest rate applicable to Base Rate Loans for each day thereafter (or, in the case of an amount in a currency other than Dollars, the customary rate for the settlement of interbank obligations in such currency plus, after such three (3) days, the Eurodollar Rate for a three month interest period plus 0.400%). The failure of any Lender to make available to the Administrative Agent for the account of the respective Issuing Lender its Percentage of any payment under any Fronted Letter of Credit issued by it shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any such Fronted Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of such Issuing Lender such other Lender’s Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Lenders pursuant to Section 1.09(c), such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has paid its Percentage thereof, in the same currency as such payment and in same day funds, an amount equal to such Lender’s Percentage thereof.

(e) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Fronted Letter of Credit, any transferee of any Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, or other Person, whether in connection with this Agreement, any Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

(f) Each Existing Fronted Letter of Credit shall be deemed to be a Fronted Letter of Credit hereunder. Following the Effective Date, after consultation with the relevant Designated Subsidiary Borrower, each Non-Continuing Existing Issuing Lender shall give a Notice of Non-Extension with respect to each Specified Existing Fronted Letter of Credit issued by it and will send a copy of each such Notice of Non-Extension to the respective Designated Subsidiary Borrower and the Administrative Agent concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so. As soon as possible following the Effective Date, each Specified Existing Fronted Letter of Credit shall be replaced with either (x) a new Letter of Credit issued hereunder or (y) at the election of the relevant Designated Subsidiary Borrower, with any other letter of credit (other than a Letter of Credit hereunder) as may be agreed between such Designated Subsidiary Borrower and the applicable beneficiary of such Specified Existing Fronted Letter of Credit and, in each case, upon such replacement such Specified Existing Fronted Letter of Credit shall be canceled. Until a Specified Existing Fronted Letter of Credit has been replaced and canceled in accordance with this Section 1.09(f), the rights and obligations of an Issuing Lender pursuant to the last sentence of Section 1.02(c), Sections 1.03, 1.04, 1.09, 11.05 and 11.08, and the last sentence of Section 11.11(a) shall apply to such Non-Continuing Existing Issuing Lender with respect to such Specified Existing Fronted Letter of Credit.

1.10 Default Interest. Any overdue amount payable hereunder shall be payable on demand and shall bear interest at a rate per annum equal to the rate otherwise payable with respect thereto plus 2% (or, if no rate is otherwise payable on such amount, the Base Rate plus the Letter of Credit Fee plus 2%) and will be payable on demand. All such computations shall be made in accordance with 11.07(b).

1.11 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.04 with respect to such Lender, or if any Lender that is currently an NAIC approved lender ceases to be an NAIC approved lender, it will, if requested by the respective Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Letters of Credit affected by such event; provided that such designation is made on such terms that, in the opinion of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 3.04.

1.12 Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 1.04 or Section 3.04 with respect to any Lender making claims thereunder against one or more Borrowers, (b) if a Lender becomes a Defaulting Lender, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders and which requires the consent of all Lenders or all affected Lenders and/or (d) if any Lender that is currently an NAIC approved lender ceases to be an NAIC approved lender, the Parent Borrower shall have the right, if no Default or Event of Default then exists and in accordance with the requirements of Section 11.04(b), to replace such Lender (the “Replaced Lender”), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more NAIC approved banks or other financial institutions (unless otherwise agreed by the Parent Borrower and the Administrative Agent) (none of whom shall constitute a Defaulting Lender or a Subsidiary thereof at the time of such replacement) reasonably acceptable to the Administrative Agent (collectively, the “Replacement Lender”), provided that (i) at the time of any replacement pursuant to this Section 1.12, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.01; (ii) all obligations of the Borrowers under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement; (iii) no assignment pursuant to this Section 1.12 shall be effective until all of the then outstanding Non-Fronted Letters of Credit are (A) amended or (B) returned by each respective beneficiary to the Issuing Agent and either cancelled and/or exchanged for new or amended Letters of Credit, which, in the case of (A) and (B), give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur; provided that, if following the exercise of its commercially reasonable efforts over a period of at least ten (10) Business Days, the relevant Borrower is unable to obtain all of such consents, the Replaced Lender shall, if requested by such Borrower, execute and deliver a Non-Continuing Lender Agreement substantially in the form of Exhibit O hereto, subject to such modifications thereto as may be necessary in the reasonable judgement of such Lender (and reasonably acceptable to the Administrative Agent and Parent Borrower) to take into account changes in law and/or commercial practice since the Effective Date, on or prior to the date of the replacement of such Lender in accordance with Section 1.12 (it being understood that upon such execution and delivery, this clause (iii) shall not restrict the effectiveness of such assignment)) and (iv) at the time of any replacement pursuant to clause (c) above, such Replacement Lender shall consent to such proposed change, waiver, discharge or termination. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and (x) the amendment or the return and cancellation and/or exchange of each then outstanding applicable Non-Fronted Letter of Credit and/or (y) execution and delivery of a Non-Continuing Lender Agreement as provided in clause (iii) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

1.13 Designated Subsidiary Borrowers. The Parent Borrower may from time to time after the Effective Date designate one or more Persons as an additional Designated Subsidiary Borrower, subject to the following terms and conditions:

(a) each such Person shall be a Wholly-Owned Subsidiary of the Parent Borrower;

(b) each such Person shall be (x) a Material Subsidiary or (y) shall have a Wholly-Owned Subsidiary that is a Material Subsidiary;

(c) each such Person shall be organized in the United States or any State thereof, Bermuda, the United Kingdom, Australia, Switzerland, Singapore, Canada, Hong Kong or another jurisdiction reasonably acceptable to each of the Lenders;

(d) on or prior to the date of designation, each such Person shall enter into an appropriately completed DSB Assumption Agreement;

(e) on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit F with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by-laws or other equivalent organizational documents and (y) resolutions relating to the Credit Documents which shall be satisfactory to the Administrative Agent;

(f) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, from counsel to such Person, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g) on or prior to the date of designation, the Administrative Agent shall have received such other documentation and/or certificates (including, without limitation, certificates of existence and/or good standing certificates in the case of additional Designated Subsidiary Borrowers organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable) as the Administrative Agent may reasonably request;

(h) prior to the date of designation of such Designated Subsidiary Borrower, the Administrative Agent shall not have received notice from any Lender that the issuance of a Letter of Credit for the account of, or other extension of credit to, such Designated Subsidiary Borrower, shall contravene any law or regulation applicable to such Lender; and

(i) at least five (5) Business Days prior to the date of designation, the Administrative Agent shall have received with respect to such Person any documentation or other information reasonably requested by the Administrative Agent or any Lender and reasonably necessary to satisfy obligations of the Lenders described in Section 11.17 or any applicable “know your customer” or other anti-money laundering Requirement of Law.

So long as no Default or Event of Default shall have occurred and be continuing and all amounts payable by any Designated Subsidiary Borrower under this Agreement and the other Credit Documents have been paid in full, the Parent Borrower may terminate the status of such Designated Subsidiary Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit N, duly completed and executed by the Parent Borrower. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent, which shall promptly so notify the Lenders. Notwithstanding the foregoing, (x) the delivery of a Termination Letter with respect to any Designated Subsidiary Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Parent Borrower under Section 12 with respect to any such unpaid obligations and (y) such Designated Subsidiary Borrower shall remain a party hereto and to any other Credit Document to which such Designated Subsidiary Borrower is a party prior to the delivery of such Termination Letter and shall continue to have all the rights and obligations of a Designated Subsidiary Borrower under this Agreement and any other such Credit Document with respect to any Letters of Credit issued on behalf of such Designated Subsidiary Borrower prior to delivery of such Termination Letter, but shall not be permitted to request the issuance, amendment or renewal of any additional Letters of Credit.

1.14 Additional Commitments. (a) The Parent Borrower shall have the right at any time and from time to time after the Effective Date and prior to the Commitment Expiration Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more Lenders (and/or one or more other Persons which will become Lenders as provided pursuant to clause (vi) below) provide Additional Commitments (and, in connection therewith, to increase the Aggregate Multicurrency Letter of Credit Limit by a ratable amount with respect thereto) and, subject to the applicable terms and conditions contained in this Agreement and the relevant Additional Commitment Agreement, issue Letters of Credit; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Additional Commitment as a result of any request by the Parent Borrower, (ii) until such time, if any, as (x) such Lender has agreed in its sole discretion to provide an Additional Commitment and executed and delivered to the Administrative Agent an Additional Commitment Agreement in respect thereof as provided in Section 1.14(b) and (y) such other conditions set forth in Section 1.14(b) shall have been satisfied, such Lender shall not be obligated to issue any Letters of Credit, in excess of the amount provided for in Section 1.01 before giving effect to such Additional Commitments provided pursuant to this Section 1.14, (iii) any Lender (and/or one or more other Persons which will become Lenders as provided pursuant to clause (vi) below) may so provide an Additional Commitment without the consent of any other Lender (it being understood and agreed that the consent of the Administrative Agent, the Issuing Agent and the Issuing Lenders, if any (such consent, in either case, not to be unreasonably withheld or delayed) shall be required if any such Additional Commitments are to be provided by a Person which is not already a Lender), (iv) (x) each provision of Additional Commitments on a given date pursuant to this Section 1.14 shall be in a minimum aggregate amount (for all Lenders (including, in the circumstances contemplated by clause (vi) below, banks or other financial institutions who will become Lenders)) of at least $1,000,000 and (y) the aggregate amount of Additional Commitments provided pursuant to this Section 1.14 shall not exceed $100,000,000, (v) the up-front fees payable to any Person providing an Additional Commitment in accordance with this Section 1.14 shall be as set forth in the relevant Additional Commitment Agreement, (vi) if, on or after the tenth Business Day following the request by the Parent Borrower of the then existing Lenders (other than Defaulting Lenders) to provide Additional Commitments pursuant to this Section 1.14 on the terms to be applicable thereto, the Parent Borrower has not received Additional Commitments in an aggregate amount equal to that amount of the Additional Commitments which the Parent Borrower desires to obtain pursuant to such request (as set forth in the notice provided by the Parent Borrower to the Administrative Agent as provided above), then the Parent Borrower may request Additional Commitments from other Lenders and/or other NAIC approved banks or financial institutions (unless otherwise agreed by the Parent Borrower and the Administrative Agent) in aggregate amount equal to such deficiency on terms which are no more favorable to such other bank or financial institution in any respect than the terms offered to the existing Lenders, and (vii) all actions taken by the Parent Borrower pursuant to this Section 1.14 shall be done in coordination with the Administrative Agent.

(b) At the time of any provision of Additional Commitments pursuant to this Section 1.14, (i) the Parent Borrower, each Designated Subsidiary Borrower, the Administrative Agent and each such Lender or other bank or financial institution which agrees to provide an Additional Commitment (each, an “Additional Lender”) shall execute and deliver to the Administrative Agent an Additional Commitment Agreement substantially in the form of Exhibit I, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Lender’s Additional Commitment to occur upon delivery of such Additional Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions in this Section 1.14 to the reasonable satisfaction of the Administrative Agent), (ii) all of the outstanding Non-Fronted Letters of Credit shall have been (A) amended or (B) returned by each respective beneficiary to the Issuing Agent and either cancelled and/or exchanged for new or amended Non-Fronted Letters of Credit, which, in the case of (A) and (B), give effect to such Additional Commitment, (iii) if such Additional Lender is issuing Letters of Credit for the account of a U.S. Borrower or U.S. Borrowers, such Additional Lender shall provide to such U.S. Borrower or U.S. Borrowers the appropriate Internal Revenue Service forms (and, if applicable a Section 3.04(b)(ii) Certificate) described in Section 3.04(b), (iv) the Parent Borrower and each Designated Subsidiary Borrower shall deliver to the Administrative Agent resolutions authorizing the incurrence of the Obligations to be incurred pursuant to each Additional Commitment, together with evidence of good standing of the Parent Borrower and each Designated Subsidiary Borrower (if requested) in the case of Designated Subsidiary Borrowers organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable, and (v) the Parent Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Parent Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters similar to those set forth in the opinions of counsel delivered to the Lenders on the Effective Date pursuant to Section 4.01(b) and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the occurrence of each Additional Commitment Date, and (x) on each such date, the Total Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Commitments and (y) on each such date Annex I shall be deemed modified to reflect the revised Commitments of the affected Lenders.

1.15 Non-Continuing Lenders. In the event (a) the Parent Borrower elects to replace a Lender in accordance with Section 1.12 hereto, or (b) this Agreement is amended and restated, extended, refinanced or replaced, and any Lender will not be participating in such amendment and restatement, extension, refinancing or replacement, and, in the case of (a) and (b), such Lender is liable to a beneficiary under an outstanding Letter of Credit (such Lender, a “Non-Continuing Lender”), such Non-Continuing Lender, if requested by the Parent Borrower, shall execute and deliver to the Parent Borrower and the Administrative Agent a Non-Continuing Lender Agreement (each a “Non-Continuing Lender Agreement”) substantially in the form of Exhibit O hereto, subject to such modifications thereto as may be necessary in the reasonable judgement of such Lender (and reasonably acceptable to the Administrative Agent and the Parent Borrower) to take into account changes in law and/or commercial practice since the Effective Date, on or prior to the date of the replacement of such Lender in accordance with Section 1.12 or the closing of such amendment and restatement, extension, refinancing or replacement; provided that, in the case of clause (b) above, (x) the terms and conditions of such amendment and restatement, extension, refinancing or replacement in respect of indemnities, repayment provisions, reimbursement provisions, security, guarantees, the purchase and receipt of participations in such Letters of Credit by the lenders thereunder and the administration of such Letters of Credit are at least as favorable to such Lender as the terms of this Agreement in respect of such provisions (i) with respect to any Original Lender (in the case of any such Lender that is liable to a beneficiary under any Non-Fronted Letter of Credit hereunder) and (ii) with respect to any Existing Issuing Lender (in the case of any such Lender that is liable to a beneficiary in its capacity as an Issuing Lender in respect of any Letter of Credit hereunder), as applicable and (y) each of the lenders under such amendment and restatement, extension, refinancing or replacement is an NAIC Approved Bank.

SECTION 2. Fees; Commitments

2.01 Fees. (a) The Parent Borrower agrees to pay the Administrative Agent a commitment fee (the “Commitment Fee”) for the account of each Lender for the period from and including the date hereof to the earlier of (x) the date the Total Commitment terminates and (y) the Commitment Expiration Date, computed at the Commitment Fee Rate on the average daily amount of the Total Unutilized Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such date to occur after the date hereof.

(b) The Parent Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Lender (based on their respective Percentages but subject to Section 1.01(h) with respect to any portion of such fees to be paid to any Limited Fronting Lender), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) computed at a rate per annum equal to the Letter of Credit Fee Rate, on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business

Day of each calendar quarter and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate agreed to by such Issuing Lender with the Parent Borrower (the “Fronted Letter of Credit Fee”) on the undrawn and unexpired amount of each Fronted Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding. Notwithstanding the foregoing, no Letter of Credit Fee or Fronted Letter of Credit Fee shall be paid in respect of the Effective Date on any Existing Letter of Credit to the extent a letter of credit fee or fronted letter of credit fee, as applicable, was paid on such Existing Letter of Credit in respect of such date pursuant to Section 3.01(c) of the Existing Credit Agreement.

(c) The Parent Borrower agrees to pay directly to the Issuing Agent and Issuing Lenders, as applicable, upon each issuance of and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance or amendment be the administrative charge which the Issuing Agent or Issuing Lenders, as applicable, is customarily charging for issuances of, or amendments of, letters of credit issued by it.

(d) The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, when and as due, such fees as have been, or are from time to time, separately agreed upon.

(e) All computations of Fees shall be made in accordance with Section 11.07(b).

2.02 Voluntary Reduction of Commitments. (a) Upon at least three (3) Business Days’ irrevocable prior written notice (or telephonic notice promptly confirmed in writing) given by the Parent Borrower to the Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time) on such day and the Administrative Agent shall promptly transmit such notice to each of the Lenders), the Parent Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment, provided that (x) any such reduction shall apply to permanently reduce the Total Unutilized Commitment and to proportionately reduce the Commitment of each Lender, and (y) any partial reduction pursuant to this Section 2.02(a) shall be in integral multiples of at least $5,000,000. Notwithstanding the foregoing, a notice of termination or partial reduction of the Total Unutilized Commitment delivered by the Parent Borrower may be conditioned upon the effectiveness of one or more credit facilities, in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied.

(b) [Reserved].

2.03 Termination or Mandatory Reduction of Commitments. Unless previously terminated pursuant to Section 2.02, the Total Commitment shall terminate at 9:00 A.M. (New York time) on the Commitment Expiration Date.

SECTION 3. Payments.

3.01 [Reserved].

3.02 Mandatory Repayments. (a) If on any date, the Letter of Credit Outstandings exceed the Total Commitment as then in effect, the Parent Borrower shall pay, or cause one or more Borrowers for whose account Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrower to the Lenders hereunder in the Collateral Account applicable to such Borrower.

(b) If on any date and for any reason (including any fluctuations in the U.S. Dollar Equivalent of any amount of any Optional Currency), the aggregate outstanding amount of all Letter of Credit Outstandings (less the amount of any cash and/or Cash Equivalents previously paid to, and currently held by, the Administrative Agent as contemplated by this sentence) issued in currencies other than U.S. Dollars exceeds the Aggregate Multicurrency Letter of Credit Limit (as such amount may be increased as provided for in Section 1.14(a)), the Parent Borrower shall pay, or cause one or more Borrowers for whose account Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrowers to the Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

(c) If on any date, the Letter of Credit Outstandings applicable to such Borrower exceed such Borrower’s Borrowing Base, such Borrower shall pay or deliver to the Collateral Agent within one (1) Business Day of such date an amount of cash and/or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) in an aggregate amount equal to the amount of such excess, with any such cash or Eligible Securities to be held as additional security for all obligations of the respective Borrower hereunder in the Collateral Account applicable to such Borrower.

3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 11:00 A.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 11:00 A.M. (New York time) may, in the discretion of the Administrative Agent, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.04 Net Payments. (a) (i) All payments made by any Borrower hereunder or under any Credit Document will be made without setoff, counterclaim or other defense. Except as required by law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (1) any U.S. Federal withholding taxes imposed by FATCA, and (2) except as provided in the second succeeding sentence after taking into account any available tax credit or deduction related directly thereto, any tax imposed on or measured by the net income or net profits, franchise taxes and branch profits taxes of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively, as “Taxes”). If any Taxes are so levied or imposed, the applicable Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under the applicable Credit Document, after withholding or deduction for or on account of any such Taxes, will not be less than the amount which would have been received thereunder had no such deduction or withholding been made. If any additional amounts are payable in respect of Taxes pursuant to the preceding sentence, the applicable Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender, and franchise taxes imposed in lieu of taxes imposed on or measured by net income or net profits of a Lender, pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such additional amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any additional amounts paid to or on behalf of such Lender pursuant to this sentence. The applicable Borrower will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Parent Borrower. The Parent Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(ii) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(a) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit

Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (a)(ii).

(b) Each Lender agrees to deliver to each Designated Subsidiary Borrower organized under the laws of the United States (each, a “U.S. Borrower”) and the Administrative Agent on or prior to the date that such U.S. Borrower becomes a Designated Subsidiary Borrower pursuant to Section 1.13, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.12 or Section 11.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and already complied with this Section 3.04(b)), on the date of such assignment or transfer to such Lender, or in the case of an Additional Lender (unless the respective Additional Lender was already a Lender hereunder immediately prior to such assignment of transfer and already complied with this Section 3.04(b)), on the respective Additional Commitment Date (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), (i) if such Lender is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to an exemption from U.S. backup withholding tax; (ii) if such Lender is not a United States person for U.S. Federal income tax purposes, (a) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption (or rate reduction) under an income tax treaty) or Form W-8ECI, or successor forms of any of the foregoing, certifying to such Lender’s entitlement as of such date to a complete exemption from (or rate reduction of) United States withholding tax with respect to payments to be made under this Agreement, (b) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption (or reduction) under an income tax treaty) or Form W-8ECI pursuant to clause (ii)(a) above, (x) a certificate substantially in the form of Exhibit D-1, Exhibit D-2, Exhibit D-3 or Exhibit D-4 (as applicable) (any such certificate, a “Section 3.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN-E or Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under any Credit Document, or (c) to the extent that the Lender is not the beneficial owner, two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8BEN-E or Form W-8BEN, Form W-8ECI, a Section 3.04(b)(ii) Certificate, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable. In addition, each Lender that is lending to and/or issuing Letters of Credit for the account of a U.S. Borrower agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to each U.S. Borrower and the Administrative

Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN-E or Form W-8BEN (with respect to the portfolio interest exemption), Form W8IMY or a Section 3.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify each U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b). Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) each U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to such U.S. Borrower, the U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) no U.S. Borrower shall be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to such U.S. Borrower, the Internal Revenue Service Forms required to be provided to U.S. Borrower pursuant to this Section 3.04(b) or (II) in the case of a payment by the U.S. Borrowers, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 3.04(c) or Section 11.04(b), (i) the Parent Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes and (ii) no Lender shall be required to deliver any forms pursuant to this Section 3.04 that it is not legally entitled to deliver.

(c) Notwithstanding anything herein to the contrary, neither Parent Borrower nor any Designated Subsidiary Borrower shall be under any obligation to pay any additional amounts to a Lender or indemnify any Lender under this Section 3.04 with respect to (i) any amounts withheld or deducted by Parent Borrower or any Designated Subsidiary Borrower prior to the date that is 180 days prior to the date that such Lender makes a written demand therefor or (ii) any Taxes paid by a Lender if written demand therefor is made to Parent Borrower or a Designated Subsidiary Borrower on a date that is 180 days after the date such Lender filed the tax return with respect to which such Taxes relate.

(d) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to any Borrower that is not a U.S. Borrower any information as reasonably requested by such Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 3.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its Tax calculations).

(e) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.04(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.04, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Lender in a less favorable net after-tax position than such Lender would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person

SECTION 4. Conditions Precedent.

4.01 Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions shall have been satisfied, or waived by the Required Lenders:

(a) Execution of Agreement. On the Effective Date, the Parent Borrower, each Initial Designated Subsidiary Borrower, the Administrative Agent and each Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered (or transmitted by telecopy) the same to the Administrative Agent at its Notice Office.

(b) Opinion of Counsel. On the Effective Date, the Administrative Agent shall have received (i) an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, from Skadden, Arps, Slate, Meagher & Flom LLP, special United States counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent, (ii) an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, from ASW Law Limited, special Bermuda counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent, and (iii) an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, from Skadden, Arps, Slate, Meagher & Flom (UK) LLP, special England and Wales counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent.

(c) Officer’s Certificate; Corporate Proceedings. (i) On the Effective Date, the Administrative Agent shall have received, from the Parent Borrower and each Initial Designated Subsidiary Borrower, a certificate, dated the Effective Date, signed by the President, a Director, Secretary or any Vice President of such Borrower, and attested to by another Authorized Officer of such Borrower, in the form of Exhibit F hereto with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions relating to the Credit Documents which shall be reasonably satisfactory to the Administrative Agent.

(ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(d) Adverse Change, etc. Since December 31, 2015, nothing shall have occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Parent Borrower or any of its Subsidiaries (i) with respect to this Agreement, any other Credit Document or any of the transactions contemplated hereby or thereby or (ii) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Approvals, etc. On the Effective Date, all necessary governmental and third-party approvals, permits and licenses in connection with this Agreement and the other transactions contemplated by the Credit Documents and otherwise referred to herein or therein, shall have been obtained and remain in full force and effect.

(g) Indebtedness, etc. On the Effective Date, the Parent Borrower and its Subsidiaries shall have no outstanding preferred stock or Indebtedness after giving effect to this Agreement except (w) intercompany indebtedness, (x) the Obligations, (y) Indebtedness set forth on Annex V and (z) Indebtedness (on an individual basis) which has an outstanding principal balance of less than $15,000,000. On or prior to the Effective Date, (i) the Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated (including all commitments thereunder) and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith. In connection with the evidence referred to in the preceding sentence, each Lender hereto and also a party to the Existing Credit Agreement hereby waives any requirement under the Existing Credit Agreement that the Borrowers provide notice of the cancellation or termination of any commitment outstanding thereunder prior to the Effective Date and that payment of any fees under the Existing Credit Agreement on the Effective Date be received on or prior to 11 A.M. (New York time). On the Effective Date, the Letters of Credit outstanding under the Existing Credit Agreement shall continue to be outstanding (and shall be deemed to be issued) under this Agreement and shall be deemed to be Fronted Letters of Credit or Non-Fronted Letters of Credit, as the case may be, governed by the terms of this Agreement and the terms of this Agreement will also govern the rights of the Borrowers, the Issuing Agent, the Issuing Lenders, the Lenders, the Original Lenders and the Existing Issuing Lenders with respect thereto. In connection therewith, each Lender hereto and also a party to the Existing Credit Agreement hereby acknowledges and agrees that each such Letter of Credit shall be deemed terminated for purposes of the Existing Credit Agreement and any related Existing Credit Document.

(h) No Default; Representations and Warranties. On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Borrower contained herein or in any other Credit Document shall be true and correct in all material respects; it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date.

(i) A.M. Best Rating. On the Effective Date, each Borrower which is a Regulated Insurance Company shall have, and each Borrower that has a Subsidiary which is a Regulated Insurance Company and which has a claims paying rating from A.M. Best Co. (or its successor) shall cause such Subsidiary to have, an A.M. Best financial strength rating of at least “B++”.

(j) Fees. On the Effective Date, the Borrowers shall have paid the Administrative Agent and the Lenders all fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by this Agreement and the other Credit Documents, agreed upon by such parties to be paid on or prior to the Effective Date.

(k) Security Documents. On or prior to the Effective Date, the Administrative Agent shall have received counterparts of the Security Agreement executed by each Borrower, together with:

(i) all documents and instruments, including Uniform Commercial Code financing statements where applicable, required by law in each applicable jurisdiction or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(ii) results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to each Borrower in the jurisdictions contemplated in clause (i) above (including, without limitation, Washington D.C. and Bermuda) and in such other jurisdictions in which Collateral is located on the Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Security Agreement or have been released; and

(iii) for each Collateral Account, a control agreement with Deutsche Bank Trust Company Americas in the form specified in the Security Agreement (appropriately completed), with such changes thereto as may be reasonably acceptable to the Administrative Agent and each such control agreement shall be in full force and effect; and

(iv) the Security Agreement shall be in full force and effect.

(l) Leverage Ratio. On the Effective Date, the Administrative Agent shall have received a certificate, executed by the chief financial officer of the Parent Borrower, setting forth the Leverage Ratio as of the Effective Date (after giving effect to issuance of Letters of Credit on such day), which certificate shall contain the calculations required to establish such Leverage Ratio and be in form and substance satisfactory to the Administrative Agent.

(m) Existing Lender Agreement. On the Effective Date, each Original Lender and each Existing Issuing Lender that, in each case, will not be a Lender under this Agreement shall have executed and delivered to the Administrative Agent an Existing Lender Agreement.

(n) Investment Grade Nonconvertible Corporate Bonds. On the Effective Date, the aggregate value of the Investment Grade Nonconvertible Corporate Bonds Level I and the Investment Grade Nonconvertible Corporate Bonds Level II (each such valuation being calculated based on the applicable Advance Rates) shall not exceed 50% of the value of Eligible Securities (such valuation being calculated based on the applicable Advance Rates) at such time.

(o) USA Patriot Act. The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested at least ten (10) Business Days prior to the Effective Date.

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02 Conditions Precedent to All Letters of Credit. The obligation of the Issuing Agent to issue or amend any Letter of Credit is subject, at the time of the issuance or amendment of such Letter of Credit (and after giving effect thereto), to the satisfaction of the following conditions:

(a) Effective Date. The Effective Date shall have occurred.

(b) No Default; Representations and Warranties. (i) There shall exist no Default or Event of Default, (ii) all representations and warranties contained herein or in the other Credit Documents (other than, after the Effective Date, the representation and warranty set forth in Section 5.09(b)) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such issuance or amendment of a Letter of Credit; it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (iii) the applicable Designated Subsidiary Borrower is not an EEA Financial Institution.

(c) Letter of Credit Request. The Administrative Agent shall have received a Letter of Credit Request meeting the requirements of Section 1.02 with respect to each Letter of Credit to be issued.

The occurrence of the Effective Date shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 4.01 shall have been satisfied as of that time (provided that, notwithstanding the foregoing, the Borrower makes no representation or warranty as to the satisfaction of the Administrative Agent to the extent any such conditions are required to be satisfactory or acceptable to the Administrative Agent). Thereafter, the acceptance of the benefits of each Letter of Credit shall constitute a representation and warranty by the respective Borrower to the Administrative Agent and each of the Lenders that the conditions specified in Section 4.02 shall have been met as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 4, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall give the Parent Borrower and each Lender written notice that the Effective Date has occurred.

Notwithstanding anything to the contrary in this Section 4, the Issuing Agent shall not issue any Letters of Credit in respect of which there is a Limited Fronting Lender if the applicable Participating Issuer is a Defaulting Lender unless such Limited Fronting Lender has entered into arrangements satisfactory to it with the Parent Borrower and/or such Defaulting Lender to eliminate such Limited Fronting Lender’s risk with respect to such Defaulting Lender in respect of each Letter of Credit hereunder in respect of which such Limited Fronting Lender acts as issuer for such Defaulting Lender’s Percentage, as applicable, of Letter of Credit Outstandings (or any portion thereof).

SECTION 5. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to issue or amend the Letters of Credit provided for herein, each Borrower (solely as to itself and its Subsidiaries, provided that the representations and warranties in Sections 5.09 and 5.10 shall be deemed to be made only by the Parent Borrower) hereby makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit (with the issuance or amendment of each Letter of Credit being deemed to constitute a representation and warranty that the matters specified in this Section 5 (other than, in the case of any such issuance or amendment after the Effective Date, the representation and warranty set forth in Section 5.09(b)) are true and correct in all material respects on and as of the date of the issuance or amendment of such Letter of Credit unless such representation and warranty expressly indicates that it is being made as of any specific date in which case such representation and warranty shall be true and correct in all material respects only as of such specified date):

5.01 Corporate Status. Each of the Parent Borrower, each of the Designated Subsidiary Borrowers and each of the Material Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity and in the case of each Borrower organized under the laws of the United States or any State thereof, or any other jurisdiction where the concept of “good standing” is applicable, is in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.02 Corporate Power and Authority. Each Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

5.03 No Contravention of Laws, Agreements or Organizational Documents. Neither the execution, delivery and performance by any Borrower of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any material Lien (except Liens created pursuant to the Security Documents or pursuant to Sections 3.02(a), (b) or (c) or Section 11.02) upon any of the property or assets of the Parent Borrower or any of its Subsidiaries pursuant to the terms of, any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Parent Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Parent Borrower or any of its Subsidiaries, except to the extent that, in the case of each of the immediately preceding clauses (i), (ii) and (iii), such contravention, conflict, inconsistency, breach, default, material Lien or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.04 Litigation and Contingent Liabilities. To the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, there are no actions, suits or proceedings pending or threatened in writing involving the Parent Borrower or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.05 Use of Proceeds; Margin Regulations. (a) Letters of Credit shall be issued to support the obligations of the Borrowers that are otherwise permitted under this Agreement.

(b) Neither the issuance of any Letter of Credit, nor the use by any Borrower or any Subsidiary of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Letter of Credit will be used by any Borrower or any Subsidiary to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

5.06 Approvals. Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.

5.07 Investment Company Act. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.08 True and Complete Disclosure; Assumptions. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Parent Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Administrative Agent will be, when taken together with all reports, statements, schedules and other information included in the Annual Report of the Parent Borrower on Form 10-K (including any amendments thereto) in respect of the fiscal year most recently ended (or in any Quarterly Report of the Parent Borrower on Form 10-Q (including any amendments thereto) in respect of any subsequent period) publicly filed with the SEC, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided.

5.09 Financial Condition; Financial Statements. (a) The consolidated balance sheet of the Parent Borrower for the fiscal year ended December 31, 2015, and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by Ernst & Young Ltd., copies of which have been delivered to each of the Lenders fairly present in all material respects, in each case, in conformity with GAAP or SAP, as applicable, consistently applied, the consolidated financial position and results of operations and cash flows of the Parent Borrower as of such dates and their consolidated results of operations and cash flows for such fiscal year.

(b) Since December 31, 2015, nothing has occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.10 Tax Returns and Payments. The Parent Borrower and its Subsidiaries (i) have timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns, domestic and foreign, required to be filed by the Parent Borrower and its Subsidiaries, and (ii) have paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. No tax Liens, except as permitted under Section 7.03(l) hereof, have been filed and no claims are pending or, to the best knowledge of the Parent Borrower or any of its Subsidiaries, proposed or threatened with respect to any taxes, fees or other charges for any taxable period, except such tax Liens which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11 [Reserved].

5.12 Subsidiaries. Set forth in Annex III is a complete and correct list of all of the Subsidiaries of the Parent Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Annex III, each of the Parent Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Annex III.

5.13 Capitalization. As of March 17, 2016, the authorized capital stock of the Parent Borrower consists of 120,000,000 shares, $1.00 par value per share, of which 67,367,309 ordinary shares, 9,200,000 shares of 7.5% Non-Cumulative Preferred Shares, Series B and 9,200 shares of 6.35% Non-Cumulative Preferred Shares, Series C are issued and outstanding. As of the Effective Date, all such outstanding shares of the Parent Borrower have been duly and validly issued and are fully paid and nonassessable.

5.14 Indebtedness. The Parent Borrower and its Subsidiaries do not have any Indebtedness on the Effective Date other than (i) intercompany indebtedness, (ii) the Obligations, (iii) the Indebtedness listed on Annex V and (iv) Indebtedness (on an individual basis) which has an outstanding principal balance of less than $15,000,000.

5.15 Compliance with Statutes, etc. The Parent Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.16 Insurance Licenses. There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) to the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, no sustainable basis for such a suspension, revocation or limitation, and (iii) to the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable, no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Regulated Insurance Company transacts any insurance business, directly or indirectly, in any jurisdiction where such business requires any Insurance License of an Applicable Insurance Regulatory Authority or such jurisdiction not validly maintained by such Regulated Insurance Company, except to the extent that the failure to so maintain has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.17 Security Documents. The Security Documents create, as security for the Obligations of the Parent Borrower and each Designated Subsidiary Borrower, valid and enforceable security interests in and Liens on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens (other than Liens permitted pursuant to Section 7.03(a), (l) or (m)). No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings which shall have been previously made, or, in relation to any Security Documents entered into by a Borrower incorporated in England and Wales, any registrations of such Security Documents at Companies House.

5.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures applicable to it and its Subsidiaries designed to promote compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents who have authority to underwrite insurance policies on behalf of the Parent Borrower or any of its Subsidiaries with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions, and the Parent Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of the Parent Borrower, any Subsidiary or to the knowledge of the Parent Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person.

5.19 EEA Financial Institutions. As of the Effective Date, no Borrower is an EEA Financial Institution.

SECTION 6. Affirmative Covenants. Each Borrower hereby covenants and agrees (solely as to itself and its Subsidiaries) that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and Unpaid Drawings, together with interest, Fees and all other Obligations (other than indemnities described in Section 11.12 which are not then owing) incurred hereunder and under any other Credit Document, are paid in full:

6.01 Information Covenants. The Parent Borrower will furnish to each Lender:

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, operations, changes in stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young Ltd. or other independent public accountants of recognized national standing selected by the Parent Borrower, which report shall state that such consolidated financial statements present fairly the consolidated financial position of each of the Parent Borrower and its Subsidiaries as at the dates indicated and the consolidated results of its operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Parent Borrower and its

Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Parent Borrower as presenting fairly, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Required Lenders) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a certificate of the chief financial officer of the Parent Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Parent Borrower and its Subsidiaries were in compliance with the provisions of Section 7.09 as at the end of such fiscal year or quarter, as the case may be, and (ii) if delivered with the financial statements required by Section 6.01(a), the Consolidated Tangible Net Worth on such Financial Statement Delivery Date.

(d) Notice of Default or Litigation. (x) Within five (5) Business Days after any Borrower becomes aware of the occurrence of any Default, Event of Default and/or any event or condition constituting, or which would reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of each Borrower setting forth the details thereof and the actions which the Borrowers are taking or proposes to take with respect thereto and (y) promptly after any Borrower knows of the commencement thereof, notice, of any litigation, dispute or proceeding involving a claim against the Parent Borrower and/or any Subsidiary which claim would reasonably be expected to have a Material Adverse Effect.

(e) Other Statements and Reports. Promptly upon the mailing thereof to the security holders of the Parent Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

(f) SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent Borrower shall have filed with the SEC or any national securities exchange; provided that any such registration statements and annual, quarterly or monthly reports shall be deemed delivered to the extent same are publicly available via the SEC’s “EDGAR” filing system.

(g) Insurance Reports and Filings. (i) Promptly after the filing thereof, a copy of each Statutory Statement filed by each Regulated Insurance Company.

(ii) Promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (a) without duplication, each material examination and/or audit report or other submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (b) all material information which the Lenders may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report, and (c) without duplication, each material registration, filing, submission, report, order, direction, instruction, approval, authorization, license or other notice which any Borrower or any Regulated Insurance Company may at any time make with, or receive from, any Applicable Insurance Regulatory Authority.

(iii) Promptly following notification thereof from a Governmental Authority (but without duplication), notification of the suspension, limitation, termination or non-renewal of, or the taking of any other action which would be materially adverse to any Regulated Insurance Company in respect of, any material Insurance License.

(h) Borrowing Base Certificate. No later than the tenth Business Day of each month, a Borrowing Base Certificate from each Borrower on whose account a Letter of Credit has been issued as of the last day of the immediately preceding month, executed by an Authorized Officer of such Borrower.

(i) Other Information. With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time.

6.02 Books, Records and Inspections. The Borrowers will (i) keep, and will cause each of their respective Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to Section 11.14, permit, and will cause each of their respective Subsidiaries to permit, representatives of any Lender at such Lender’s expense prior to the occurrence and during the continuance of an Event of Default and at the Borrowers’ expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrowers agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

6.03 Insurance. Each Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of such Borrower or in such Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

6.04 [Reserved].

6.05 Maintenance of Existence. Each Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain, its existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained. Each Borrower will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction, except those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Notwithstanding anything to the contrary contained in this Section 6.05, the Borrowers and their respective Subsidiaries may consolidate, amalgamate, merge, dissolve or liquidate and purchase and sell assets to the extent permitted under Section 7.02.

6.06 Compliance with Statutes, etc. The Borrowers will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents who have authority to underwrite insurance policies on behalf of the Parent Borrower or any of its Subsidiaries with Anti-Corruption Laws and applicable Sanctions.

6.07 [Reserved].

6.08 Maintenance of Property. Each Borrower shall, and will cause each of its Subsidiaries to, maintain all of their material properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09 Maintenance of Licenses and Permits. Each Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.10 Claims Paying Ratings. Each Borrower which is a Regulated Insurance Company shall, and each Borrower that has a Subsidiary which is a Regulated Insurance Company and which has a claims paying rating from A.M. Best Co. (or its successor) shall cause such Subsidiary to, maintain at all times a claims-paying rating of at least “B++” from A.M. Best & Co. (or its successor).

6.11 End of Fiscal Years; Fiscal Quarters. The Parent Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year-end as described above.

6.12 Borrowing Base Requirement. Subject to Section 3.02(c), each Borrower shall at all times cause its respective Borrowing Base to equal or exceed the Letter of Credit Outstandings attributable to such Borrower at such time.

6.13 Further Assurances. Each Borrower shall promptly and duly execute and deliver to the Administrative Agent and/or the Collateral Agent such documents and assurances and take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Security Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Collateral Agent, the Administrative Agent or the Lenders pursuant to the Security Documents.

6.14 EEA Financial Institutions. If at any time, any Designated Subsidiary Borrower is or shall become an EEA Financial Institution, the Parent Borrower shall, within thirty (30) days of such Borrower becoming an EEA Financial Institution, terminate the status of such Designated Subsidiary Borrower as a Borrower hereunder pursuant to Section 1.13 and provide the Administrative Agent with a Termination Letter with respect to such Designated Subsidiary Borrower. Following a termination of a Borrower pursuant to this Section 6.14, the Parent Borrower shall use commercially reasonable efforts to replace any outstanding Letters of Credit issued on behalf of such Borrower.

SECTION 7. Negative Covenants. Each Borrower hereby covenants and agrees (solely as to itself and its Subsidiaries) that on and as of the Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and the Unpaid Drawings together with interest, Fees and all other Obligations (other than indemnities described in Section 11.12 which are not then owing) incurred hereunder and under any other Credit Document, are paid in full:

7.01 Changes in Business. The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof and other businesses that are complimentary or reasonably related thereto.

7.02 Consolidations, Amalgamations, Mergers and Sales of Assets. (a) The Parent Borrower will not, and will not permit any of its Subsidiaries to, consolidate, amalgamate or merge with or into any other Person, provided that (i) any Borrower may merge, consolidate or amalgamate with another Person if (x) such Borrower is the corporation or other entity surviving such merger, consolidation or amalgamation (it being understood and agreed that in the case of a merger, consolidation or amalgamation between (A) a Designated Subsidiary Borrower and the Parent Borrower the survivor corporation or other entity of such merger, consolidation or amalgamation shall be the Parent Borrower and (B) a Designated Subsidiary Borrower and a Wholly-Owned Subsidiary of such Designated Subsidiary Borrower, a Wholly-Owned Subsidiary of the Parent Borrower or a Wholly-Owned Subsidiary of any Subsidiary of the Parent Borrower, the survivor corporation or other entity of such merger, consolidation or amalgamation shall be a Wholly-Owned Subsidiary of the Parent Borrower and shall be or shall promptly become a Designated Subsidiary Borrower) and (y) immediately after giving effect to such merger, consolidation or amalgamation, no Event of Default pursuant to Section 8.01(i),

8.01(ii) or Section 8.05 shall have occurred and be continuing, (ii) Subsidiaries of the Parent Borrower may merge, consolidate or amalgamate with one another or with any other Person so long as the surviving entity is a Subsidiary of the Parent Borrower (subject, in the case of mergers, consolidations or amalgamations involving the Parent Borrower or Designated Subsidiary Borrowers, to compliance with the preceding clause (i)) and, with respect to any such merger, consolidation or amalgamation of any Subsidiary with another Person that is not the Parent Borrower or a Subsidiary, immediately after giving effect to any such merger, consolidation or amalgamation, no Event of Default pursuant to Section 8.01(i), 8.01(ii) or Section 8.05 shall have occurred and be continuing, (iii) the Parent Borrower may permit the dissolution or liquidation of any Subsidiary (other than a Borrower) if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and (iv) the Parent Borrower may merge, consolidate or amalgamate with another Person and such other Person may be the entity surviving such merger, consolidation or amalgamation; provided that (w) such merger, consolidation, amalgamation is for the primary purpose of changing the jurisdiction of incorporation of the Parent Borrower, (x) immediately after giving effect to such transaction, no Event of Default shall have occurred or be continuing, (y) the surviving corporation is organized in the United States of America or a state thereof, Bermuda, the United Kingdom, Switzerland, Hong Kong, Ireland, Cayman Islands, Barbados or another jurisdiction reasonably acceptable to each of the Lenders and agrees to be bound by the terms and provisions applicable to the Parent Borrower hereunder and under the other Credit Documents and (z) the Administrative Agent shall have received such documents, certificates and opinions reasonably acceptable to it in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Credit Documents and the liability of such surviving Person for the Obligations as it shall have reasonably requested and the Administrative Agent and the Lenders shall have received all documentation and other information with respect to such surviving Person that the Administrative Agent and Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(b) No Borrower will, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 7.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse) other than Unrestricted Margin Stock, except (i) for the avoidance of doubt, Dispositions of cash and Cash Equivalents and Dispositions in the ordinary course of business of invested assets (including, without limitation, Eligible Securities (subject to the terms of the Credit Documents)); (ii) leases, subleases, licenses or sublicenses and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and its Subsidiaries; (iii) Dispositions of non-core assets acquired in connection with acquisitions or other investments which are not used in the business of the Parent Borrower and its Subsidiaries; (iv) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; (v) to the extent that the fair market value of the assets affected by any Disposition or Dispositions (as determined in good faith by the Board of Directors of the Parent Borrower), when added to the fair market value of the assets affected by any such other

Disposition or Dispositions previously consummated during the same fiscal year of the Parent Borrower (as determined in good faith by the Board of Directors of the Parent Borrower), does not constitute more than 25% of the consolidated assets of the Parent Borrower, and its Subsidiaries as of the last day of the most recently ended fiscal year of the Parent Borrower and (vi) any Subsidiary of the Parent Borrower may make a Disposition of any of its properties or assets to the Parent Borrower, ESI or any Wholly-Owned Subsidiary of the Parent Borrower.

(c) [Reserved].

7.03 Liens. Neither the Parent Borrower nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible (other than Unrestricted Margin Stock) now owned or hereafter acquired by it, except:

(a) Liens created pursuant to the Credit Documents;

(b) Liens existing on the Effective Date and listed on Annex VI;

(c) Liens not securing Indebtedness which are incurred in the ordinary course of business;

(d) Liens securing repurchase agreements constituting a borrowing of funds by the Parent Borrower or any Subsidiary of the Parent Borrower in the ordinary course of business for liquidity purposes and in no event for a period exceeding ninety (90) days in each case;

(e) Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within ninety (90) days after the respective purchase) of assets acquired after the Effective Date; provided that (i) such Liens do not at any time encumber any assets (except for replacements, additions, accessions and proceeds of such assets), other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (ii) with respect to capitalized leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such capitalized leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(f) statutory and common law Liens of materialmen, mechanics, carriers and warehousemen and other similar Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days;

(g) Liens on any asset of any Person existing at the time such Person is merged, amalgamated or consolidated with or into the Parent Borrower or any of its Subsidiaries and not created in contemplation of such event; provided that such Lien does not encumber any property other than property encumbered at the time of such acquisition (other than the proceeds, products and accessions thereof and other than after-acquired assets subjected to a Lien securing Indebtedness and other obligations incurred prior to such event and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired assets, it being understood that such requirement shall not be permitted to apply to any assets to which such requirement would not have applied but for such acquisition, merger, amalgamation or consolidation);

(h) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 7.03, provided that such Indebtedness is not increased and is not secured by any additional assets;

(i) Liens securing obligations owed by the Parent Borrower to any of its Subsidiaries or owed by any Subsidiary of the Parent Borrower to the Parent Borrower or any Subsidiary of the Parent Borrower, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(j) Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Regulated Insurance Company;

(k) Liens arising in connection with securities lending arrangements entered into by the Parent Borrower or any of its Subsidiaries with financial institutions in the ordinary course of business;

(l) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent Borrower or any of its Subsidiaries, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided, however, that with respect to the Collateral Accounts, any such Liens shall only be permitted to the extent the Custodian has agreed to subordinate such Liens as provided in the Account Control Agreement;

(n) Liens incurred in connection with the bonding of any judgment or otherwise arising out of the existence of judgments or awards, in each case, not constituting an Event of Default;

(o) Liens on cash, securities or other assets held in trust in respect of, or deposited or segregated to secure, liabilities under insurance or reinsurance arrangements or regulatory requirements, whether with ceding companies, reinsurance companies, regulators or others, in all cases in the ordinary course of business;

(p) Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under the Agreement and customary rights and restrictions set forth in agreements relating to such sale or transfer pending the completion thereof;

(q) Liens securing obligations in respect of letters of credit and guarantees issued for insurance or reinsurance purposes, annuity contracts and guaranteed interest contracts entered into in the ordinary course of business; and

(r) Liens not otherwise permitted by the foregoing clauses of this Section 7.03 securing Indebtedness in an aggregate principal amount not at any time exceeding the greater of (a) $575,000,000 and (b) 15% of Consolidated Tangible Net Worth.

7.04 [Reserved].

7.05 [Reserved].

7.06 Dissolution. No Borrower shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 7.02.

7.07 [Reserved].

7.08 Transactions with Affiliates. Neither the Parent Borrower nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Parent Borrower or such Subsidiary (which Affiliate is not the Parent Borrower or a Subsidiary) involving aggregate payments or consideration in excess of $10,000,000 for any individual transaction or series of related transactions, other than, (x) transactions with Affiliates in good faith in the ordinary course of business consistent with past practice and on terms no less favorable to the Parent Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person, (y) any transaction with a Person that would constitute a transaction with an Affiliate solely because the Parent Borrower or a Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Parent Borrower or any of its Subsidiaries (other than the Parent Borrower or a Subsidiary) shall be an Affiliate of such Person or (z) any transaction that has otherwise been approved, in good faith, by a majority of the Disinterested Directors of the Parent Borrower or the relevant Subsidiary, as applicable.

7.09 Maximum Leverage Ratio. The Parent Borrower will not permit the Leverage Ratio at any time to be greater than 0.35:1.00.

7.10 [Reserved].

7.11 Private Act. No Borrower will become subject to a Private Act to the extent any such Private Act is materially adverse to the Lenders.

7.12 Restrictions on Transfers. The Parent Borrower will not, and will not permit any of its Subsidiaries to, prohibit or otherwise restrict the transfer of cash or other assets or suffer to exist any agreement which prohibits or otherwise restricts the transfer of cash or other assets from any Subsidiary of the Parent Borrower to the Parent Borrower, except (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, and (iii) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.13 Investment Grade Nonconvertible Corporate Bonds. At no time shall the aggregate value of the Investment Grade Nonconvertible Corporate Bonds Level I and the Investment Grade Nonconvertible Corporate Bonds Level II (each such valuation being calculated based on the applicable Advance Rates) exceed 50% of the value of Eligible Securities (such valuation being calculated based on the applicable Advance Rates) at such time.

7.14 Use of Proceeds. The Parent Borrower will not request any Letter of Credit, and the Parent Borrower shall not use, directly or, to the knowledge of the Parent Borrower, indirectly, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state.

SECTION 8. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

8.01 Payments. Any Borrower shall (i) default in the payment when due of any Unpaid Drawing, and such default shall continue for one or more Business Days (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Unpaid Drawing or any Fees or (iii) default, and such default shall continue for ten or more Business Days, in the payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

8.02 Representations, etc. Any representation, warranty or material statement made or deemed made by any Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect as of the time made or deemed made; or

8.03 Covenants. Any Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d)(x), Section 6.05 (with respect to the first sentence of Section 6.05 only), Section 6.10 or Section 7 (other than Section 7.01), or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01 or clause (a) of this Section 8.03) contained in this Agreement and such default shall continue unremedied for a period of at least forty-five (45) days from the earlier of (i) written notice to the Parent Borrower from the Administrative Agent or the Required Lenders or (ii) the date on which an Authorized Officer of the Parent Borrower has become aware of such default; or

8.04 Default Under Other Agreements. (a) The Parent Borrower or any of its Subsidiaries shall (i) default in any payment of principal or interest or of any net termination obligation with respect to Indebtedness (other than the Obligations) in excess of $125,000,000 for the Parent Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any such default, event or condition arising solely out of the violation by the Parent Borrower or any of its Subsidiaries of any covenant or agreement in any way restricting the Parent Borrower’s or any such Subsidiary’s right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required) any such Indebtedness to become due prior to its stated maturity; provided that no such default or other event or condition that permits such holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity shall be a Default or an Event of Default under this Section 8.04(a)(ii), unless either (A) thirty (30) days have elapsed from the first date such holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) were permitted to cause any such Indebtedness to become due prior to its stated maturity and such holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) continue to be permitted on such thirtieth (30th) day to cause such Indebtedness to become due prior to its stated maturity or (B) such holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) have caused such Indebtedness to become due prior to its stated maturity; or (b) Indebtedness of the Parent Borrower or its Subsidiaries in excess of $125,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof unless such Indebtedness is declared due and payable, or required to be prepaid, solely by reason of the violation by the Parent Borrower or any of its Subsidiaries of any covenant or agreement in any way restricting the Parent Borrower’s or any such Subsidiary’s right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock; or

8.05 Bankruptcy, etc. The Parent Borrower or any of its Material Bankruptcy Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent Borrower or any of its Material Bankruptcy Subsidiaries and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent Borrower or any of its Material Bankruptcy Subsidiaries; or the Parent Borrower or any of its Material Bankruptcy Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to the Parent Borrower or any of its Material Bankruptcy Subsidiaries; or any such proceeding is commenced against the Parent Borrower or any of its Material Bankruptcy Subsidiaries to the extent such proceeding is consented to by such Person, and remains undismissed for a period of sixty (60) days; or the Parent Borrower or any of its Material Bankruptcy Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent Borrower or any of its Material Bankruptcy Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Parent Borrower or any of its Material Bankruptcy Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent Borrower or any of its Material Bankruptcy Subsidiaries for the purpose of effecting any of the foregoing; or

8.06 ERISA. (a) Subject to the ultimate proviso to this Section 8.06, an event or condition of the types described in (i) through (iv), as follows, shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan: (i) any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan, (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan, (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan, (iv) the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied against a Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (v) the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA, which proceeding is not dismissed within thirty (30) days; and (vi) that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Parent Borrower or any Subsidiary of the Parent Borrower may incur any material liability pursuant to any Foreign Pension Plan,

(b) Subject to the ultimate proviso to this Section 8.06, a Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any material amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA, or

(c) Subject to the ultimate proviso to this Section 8.06, a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated;

provided that, in any of the foregoing cases in clauses (a), (b) and (c) of this Section 8.06, as a result of such event or condition, together with all such other events or conditions, the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall be reasonably likely in the opinion of the general counsel of such Borrower to (i) in the case of the foregoing clauses (a) and (b) of this Section 8.06, incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) or (ii) in the case of the foregoing clause (c) of this Section 8.06, incur a liability to a Plan, Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing), in each case under clause (i) or clause (ii), in excess of $60,000,000; or

8.07 Judgments. One or more judgments or decrees for the payment of money shall be entered against the Parent Borrower or any of its Subsidiaries involving a liability, net of undisputed reinsurance, of $125,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Parent Borrower and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

8.08 Insurance Licenses. Any one or more Insurance Licenses of the Parent Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, nonrenewal or other action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

8.09 Parent Borrower Guaranty. The Parent Borrower Guaranty shall terminate or cease, in whole or part, to be a legally valid and binding obligation of the Parent Borrower, or the Parent Borrower, or any Person acting for or on behalf of the Parent Borrower, shall contest such validity or binding nature of the Parent Borrower Guaranty, or any other Person shall assert any of the foregoing; or

8.10 Security Documents. (a) Any Security Document shall cease (other than pursuant to the express terms thereof) to be in full force and effect, or any Borrower or any Affiliate thereof shall so assert, or any Security Document shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens other than as expressly permitted under the Credit Documents), except to the extent resulting from the Collateral Agent’s failure to file any Uniform Commercial Code financing statements or other similar registrations provided to it or any other action by the Collateral Agent releasing its Liens, terminating any Uniform Commercial Code financing statements or terminating the Account Control Agreement (as defined in the Security Agreement); or (b) any Borrower party to any Security Document or any other pledgor thereunder shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Security Document; or

8.11 Ownership. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Parent Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Borrower, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 8.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of, and any accrued interest in respect of, all Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) give a Notice of Non-Extension in respect of any Letter of Credit if permitted in accordance with its terms, (iv) direct the applicable Borrower to pay (and the applicable Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.05, to pay) to the Administrative Agent at the Payment Office an amount of cash to be held as security for the respective Borrower’s reimbursement obligations in respect of all Letters of Credit then outstanding which were issued for the account of such Borrower, equal, when added to cash already held by the Administrative Agent or the Collateral Agent as security for such reimbursement obligations, to the aggregate Stated Amount of all such Letters of Credit at such time, provided that all Eligible Securities held by the Collateral Agent or the Administrative Agent as security for such reimbursement obligations are returned to such Borrower concurrently with the payment of such cash, and/or (v) direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

SECTION 9. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Account Control Agreement” shall mean an account control agreement substantially in the form of Exhibit M hereto, dated as of the date of this Agreement, among Deutsche Bank Trust Company Americas, as custodian, the Grantors (as defined in the Security Agreement) from time to time party thereto and the Collateral Agent, as amended, modified and supplemented and as in effect from time to time.

“Additional Commitment” shall mean, for each Additional Lender, any commitment provided by such Additional Lender pursuant to Section 1.14, in such amount as agreed to by such Additional Lender in the respective Additional Commitment Agreement; provided that on the Additional Commitment Date upon which an Additional Commitment of any Additional Lender becomes effective, such Additional Commitment of such Additional

Lender shall (x) in the case of an existing Lender be added to (and thereafter become a part of) the existing Commitment of such existing Lender for all purposes of this Agreement as contemplated by Section 1.14 and (y) in the case of a new Lender, be converted to a Commitment and become a Commitment for all purposes of this Agreement as contemplated by Section 1.14.

“Additional Commitment Agreement” shall mean an Additional Commitment Agreement substantially in the form of Exhibit I (appropriately completed).

“Additional Commitment Date” shall mean each date upon which an Additional Commitment under an Additional Commitment Agreement becomes effective as provided in Section 1.14.

“Additional Lender” shall have the meaning provided in Section 1.14(b).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.

“Advance Rate” shall mean, for any category of cash or obligation or investment specified below in the column entitled “Cash and Eligible Securities” (other than cash, the “Eligible Securities”), the percentage set forth opposite such category of cash or Eligible Securities below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:

Eligible Collateral/Advance Rate

Cash and Eligible Securities:	Advance Rate:[2]
Cash: U.S. Dollars.	100%

Time Deposits, CDs and Money Market Deposits: Time deposits, certificates of deposit and money market deposits of any commercial bank incorporated in the United States with a rating of at least (i) AA- from Standard & Poor’s Ratings Services (“S&P”) and (ii) Aa3 from Moody’s Investors Service, Inc. (“Moody’s”) and maturing within two years from the date of acquisition.	90%

[2]	Advance rates shall be based upon the value of Eligible Securities, which shall be determined by a periodic mark-to-market to occur on a daily basis. Notwithstanding the foregoing, (a) Eligible Securities shall be limited to securities primarily cleared and settled within the United States and (b) if at any time the securities of any single corporate or municipal issuer (or any Affiliate thereof) represent more than 10% of the aggregate value of all cash and Eligible Securities on the Borrowing Base Certificate then most recently delivered to the Collateral Agent (in each case, multiplied by the applicable Advance Rate), the value in excess of 10% shall be excluded from said Borrowing Base.

U.S. Government Securities:

Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof).

With maturities of (x) two years or less from the date of acquisition, 95%, (y) 3 to 10 years, 90% and (z) more than 10 years, 85%.

Agency Securities:

(i) Single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); (ii) single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and (iii) single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities), in each case rated at least (i) AA or the equivalent thereof by S&P or (ii) Aa2 or the equivalent thereof by Moody’s.

With maturities from the date of acquisition of (x) two years or less, 95%, (y) more than two years and less than 10 years, 90% and (z) more than 10 years, 85%.

Investment Grade Municipal Bonds Level I: Municipal bonds rated at least (i) AAA from S&P and (ii) Aaa from Moody’s and maturing within five years from the date of acquisition	90%

Investment Grade Municipal Bonds Level II: Municipal bonds rated at least (i) AA- from S&P and (ii) Aa3 from Moody’s and maturing within five years from the date of acquisition, but no higher than (x) AA+ from S&P and (y) Aa1 from Moody’s.	85%

Investment Grade Nonconvertible Corporate Bonds Level I:

Nonconvertible corporate bonds that are publicly traded on a nationally recognized exchange, eligible to be settled by the Depository Trust Company (“DTC”) and rated at least (i) AA- from S&P and (ii) Aa3 from Moody’s (the “Investment Grade Nonconvertible Corporate Bonds Level I”).

With maturities of (x) two years or less from the date of acquisition, 90% and (y) three to ten years from the date of acquisition, 85%.

Investment Grade Nonconvertible Corporate Bonds Level II: Nonconvertible corporate bonds that are publicly traded on a nationally recognized exchange, eligible to be settled by DTC and rated at least (i) A- from S&P and (ii) A3 from Moody’s, but no higher than (x) A+ from S&P and (y) A1 from Moody’s (the “Investment Grade Nonconvertible Corporate Bonds Level II”).	80%

All other securities	0%

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, provided, that a Person shall not be deemed to be an Affiliate solely as a result of a title or position held by such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) solely for purposes of Section 7.08, to vote 10% or more of the actual voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Multicurrency Letter of Credit Limit” shall mean $150,000,000, as such amount may be increased as provided for in Section 1.14.

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

“AHI” shall mean ARMtech Holdings, Inc., a corporation organized under the laws of the State of Delaware.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and other laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean the financial recordkeeping and reporting requirements of Bermuda, the United States, the United Kingdom and any other jurisdiction of organization of any Borrower, including the money laundering statutes of any such jurisdiction.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency located in (x) each state in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state in which such Regulated Insurance Company is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit G (appropriately completed).

“Authorized Officer” shall mean, in respect of any Borrower, (a) any Director, (b) any Secretary or (c) any other senior officer of such Borrower designated as such in writing by such Borrower to, and found acceptable by, the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 8.05.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” at any time shall mean the highest of (x)  1⁄2 of 1% in excess of the Federal Funds Effective Rate, (y) the Prime Lending Rate as in effect from time to time and (c) the Eurodollar Rate applicable for an interest period of one month plus 1%; provided that at no time shall the Base Rate be less than 0% per annum.

“Bermuda Companies Law” shall mean the Companies Act 1981 (as amended) of Bermuda and other relevant Bermuda law.

“Borrower” or “Borrowers” shall mean the Parent Borrower, the Initial Designated Subsidiary Borrowers and each Person which is designated as a Designated Subsidiary Borrower after the Effective Date in accordance with Section 1.13 and, in each case, as to which no Termination Letter has been delivered to the Administrative Agent. For the purposes of Sections 4, 5, 6, 7 and 8 (including the defined terms used therein) any reference to “Borrower” or “Borrowers” shall also mean, and include, the Parent Borrower in its capacity as guarantor under Section 12.

“Borrowing Base” shall mean, at any time, and in respect of each Borrower, the aggregate amount of cash and Eligible Securities held in the Collateral Accounts applicable to such Borrower under the Security Agreement at such time multiplied in each case by the respective Advance Rates for cash and such Eligible Securities; provided that (a) all cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent the same are subject to a first priority perfected security interest in favor of the Collateral Agent pursuant to the Security Documents and (b) Eligible Securities which are subject to a securities lending arrangement shall not be included in a Borrowing Base.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit J hereto.

“Business Day” shall mean any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Change of Control” shall mean the occurrence of any of the following events or conditions: (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 35% of the voting securities of the Parent Borrower; or (b) a majority of the members of the Parent Borrower’s board of directors are persons who are then serving on the board of directors without having been elected by the board of directors or having been nominated for election by its shareholders.

“Claims” shall have the meaning provided in Section 11.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Security Agreement.

“Collateral Account” shall have the meaning provided in the Security Agreement.

“Collateral Agent” shall have the meaning provided in the Security Agreement.

“Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex I under the heading “Commitment”, as the same may be (x) reduced or terminated pursuant to Sections 2.02, 2.03 and/or 8, (y) increased from time to time pursuant to Section 1.14 or (z) adjusted from time to time as a result of assignment to or from such Lender pursuant to Section 11.04(b).

“Commitment Expiration Date” shall mean March 23, 2021.

“Commitment Fee” shall have the meaning provided in Section 2.01(a).

“Commitment Fee Rate” shall mean, for any date, a rate per annum equal to 0.125%.

“Confidential Information” shall have the meaning provided in Section 11.14.

“Consolidated Indebtedness” shall mean, as of any date of determination, (i) all Indebtedness for borrowed money of the Parent Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person as to which the Parent Borrower and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation (but only to the extent of such guarantee or other Contingent Obligation). For the avoidance of doubt, “Consolidated Indebtedness” shall not include any contingent obligations of any Person under or in connection with letters of credit or similar facilities so long as no drawings or payments have been made in respect thereof.

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Tangible Net Worth” shall mean, as of the date of any determination, Consolidated Net Worth of the Parent Borrower and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Capital” shall mean, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth at such time.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements or (z) trusts or similar arrangements related to Insurance Contracts, Reinsurance Agreements or Retrocession Agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, each Assignment Agreement, each DSB Assumption Agreement, each Security Document, each Limited Fronting Lender Agreement, each Specified Non-Continuing Lender Agreement and all other documents, instruments and agreements entered into in connection herewith or therewith.

“Custodian” shall mean Deutsche Bank Trust Company Americas, in its capacity as custodian under the Credit Documents, together with any of its successors.

“Default” shall mean any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect or any Lender to the extent such Lender (or any Person as to which such Lender is, directly or indirectly, a subsidiary) shall become subject to a Bankruptcy Event or a Bail-In Action.

“Designated Subsidiary Borrower” shall mean (a) ESI, (b) EUHC, (c) EWHL, (d) EWIL, (e) ERCA, (f) EAIC, (g) EASIC, (h) AHI, (i) EHL, (j) ELL, (k) ECCL and (m) each Person which is designated as an additional Designated Subsidiary Borrower after the Effective

Date in accordance with Section 1.13, and, in each case, as to which no Termination Letter has been delivered to the Administrative Agent pursuant to Section 1.13; provided however, a Person may be re-designated as an additional Designated Subsidiary Borrower even though a Termination Letter had previously been delivered with respect to it.

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have a material direct or indirect financial interest in, or with respect to, such transaction.

“Dispositions” shall have the meaning provided in Section 7.02(b).

“Dollar” and the sign “$” shall each mean freely transferable lawful money of the United States.

“DSB Assumption Agreement” shall mean an assumption agreement in the form of Exhibit H.

“EAIC” shall mean Endurance American Insurance Company, a corporation organized under the laws of the State of Delaware.

“EASIC” shall mean Endurance American Specialty Insurance Company, a corporation organized under the laws of the State of Delaware.

“ECCL” shall mean Endurance Corporate Capital Limited, a company organized under the laws of England.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning set forth in Section 4.01 of this Agreement.

“EHL” shall mean Endurance Holdings Limited, a company organized under the laws of England.

“Eligible Securities” shall have the meaning provided in the definition of the term Advance Rates.

“ELL” shall mean Endurance at Lloyd’s Limited, a company organized under the laws of England.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERCA” shall mean Endurance Reinsurance Corporation of America, a corporation organized under the laws of the State of Delaware.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent Borrower or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Parent Borrower or any of its Subsidiaries.

“ESI” shall mean Endurance Specialty Insurance Ltd., an exempted company organized under the laws of Bermuda.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUHC” shall mean Endurance U.S. Holdings Corp., a corporation organized under the laws of the State of Delaware.

“Eurodollar Rate” shall mean with respect to any interest period, (i) the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such interest period (provided that, if the Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided further that, if any such rate is less than 0%, such rate will be deemed to be 0%) divided (and rounded upward to the next whole multiple of 1/100 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). “Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Event of Default” shall have the meaning provided in Section 8.

“EWHL” shall mean Endurance Worldwide Holdings Limited, a company organized under the laws of England.

“EWIL” shall mean Endurance Worldwide Insurance Limited, a company organized under the laws of England.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of April 19, 2012 (as amended by that certain First Amendment thereto, dated as of June 25, 2014), among the Parent Borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Credit Documents” shall mean the Credit Documents, as defined in the Existing Credit Agreement.

“Existing Fronted Letter of Credit” shall mean each letter of credit listed in Part A of Annex VII, which Part A shall include each letter of credit issued under the Existing Credit Agreement and outstanding immediately prior to the Effective Date that is a “Tranche 1 Fronted Letter of Credit” (under and as defined in the Existing Credit Agreement) and which is intended to be a Letter of Credit hereunder.

“Existing Issuing Lender” shall mean each “Issuing Lender” (under and as defined in the Existing Credit Agreement) that is the issuer of an Existing Fronted Letter of Credit.

“Existing Lender Agreement” shall mean an Existing Lender Agreement substantially in the form of Exhibit L (appropriately completed).

“Existing Letters of Credit” shall mean the Existing Non-Fronted Letters of Credit and the Existing Fronted Letters of Credit.

“Existing Non-Fronted Letter of Credit” shall mean each letter of credit listed in Part B of Annex VII, which Part B shall include each letter of credit issued under the Existing Credit Agreement and outstanding immediately prior to the Effective Date that is a “Tranche 1 Non-Fronted Letter of Credit” (under and as defined in the Existing Credit Agreement) and which is intended to be a Letter of Credit hereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected in good faith by the Administrative Agent); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Federal Funds Effective Rate be less than 0% per annum.

“Federal Reserve System” shall mean the Federal Reserve System of the United States of America.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

“Financial Statement Delivery Date” shall mean each date upon which the respective officer’s certificate is delivered pursuant to Section 6.01(c) (together with the related financial statements pursuant to Section 6.01(a)).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fronted Letter of Credit” shall mean any Letter of Credit issued by an Issuing Lender in reliance on the agreements of the other Lenders set forth in Section 1.09.

“Fronted Letter of Credit Fee” shall have the meaning provided in Section 2.01(b).

“Fronted Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all Fronted Letters of Credit plus (ii) the aggregate amount of all Unpaid Drawings in respect of all Fronted Letters of Credit.

“GAAP” shall mean generally accepted accounting principles in the United States of America; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Applicable Insurance Regulatory Authority.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lenders, the Non-Continuing Lenders, the Issuing Agent and, with respect to any amounts owing in respect of any Existing Letters of Credit, (x) in the case of any Existing Non-Fronted Letters of Credit, the Original Lenders (solely until such time that such Existing Non-Fronted Letters of Credit have been amended to replace the Original Lenders pursuant to the terms hereof and all amounts owing to such Original Lenders under Sections 1.03 and 1.08 and all interest related thereto shall have been paid in full) and (y) in the case of any Existing Fronted Letters of Credit, the Existing Issuing Lenders (in the case of any Non-Continuing Existing Issuing Lender, solely until such time that the related Specified Existing Fronted Letters of Credit have been replaced and canceled pursuant to the terms hereof and all amounts owing to such Non-Continuing Existing Issuing Lenders under Sections 1.03 and 1.09 and all interest related thereto shall have been paid in full).

“Immaterial Subsidiary” shall mean any Subsidiary of the Parent Borrower (other than a Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), (i) does not have individual total assets or total written premiums in excess of 5.00% of the total assets or gross written premiums, respectively, of the Parent Borrower and its Subsidiaries on a consolidated basis and (ii) when taken together with all other Immaterial Subsidiaries does not have total assets or total written premiums, respectively, of the Parent Borrower and its Subsidiaries on a consolidated basis (when combined with the assets or written premiums, respectively, of all other Immaterial Subsidiaries) in excess of 10.00%.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a type referred to in clauses (i) through (iii) or (v) through (vii) of this definition of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person under Interest Rate Protection Agreements (determined on a net basis) and (vii) all Contingent Obligations of such Person with respect to any of the foregoing; provided that, Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (y) obligations with respect to Policies and (z) Preferred Securities.

“Index Debt” shall mean the senior, unsecured, long-term indebtedness for borrowed money of the Parent Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Initial Designated Subsidiary Borrowers” shall mean those Designated Subsidiary Borrowers set forth in clauses (a) through (k), inclusive, of the definition thereof.

“Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” shall mean any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Insurance Licenses” shall mean, with respect to each Regulated Insurance Company, licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held by such Regulated Insurance Company.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Intermediate Holding Companies” shall mean, collectively, (w) EUHC, (x) EHL, (y) AHI and (z) any other Subsidiary of the Parent Borrower that is designated as an additional Designated Subsidiary Borrower after the Effective Date and is a “holding company” (i.e. such Designated Subsidiary Borrower does not own any material assets other than the equity interests of its direct Subsidiaries) and is a direct or indirect parent of another Designated Subsidiary Borrower that is not an Intermediate Holding Company.

“Investment Grade Nonconvertible Corporate Bonds Level I” shall have the meaning provided in the definition of “Advance Rate” set forth herein.

“Investment Grade Nonconvertible Corporate Bonds Level II” shall have the meaning provided in the definition of “Advance Rate” set forth herein.

“Issuing Agent” shall mean JPMorgan Chase Bank, N.A.

“Issuing Lender” shall mean any Lender that agrees, in such Lender’s sole discretion, to become an Issuing Lender under Section 1; provided that (x) at no time shall any Lender be obligated to become an Issuing Lender and (y) at no time shall any Lender that is an Issuing Lender with respect to any Fronted Letter of Credit be obligated to issue any other Fronted Letter of Credit (the issuance of which shall, in each case, be in the sole discretion of the applicable Issuing Lender).

“Legal Requirements” shall mean all applicable laws, rules and regulations made by any governmental body or regulatory authority (including, without limitation, any Applicable Insurance Regulatory Authority) having jurisdiction over the Parent Borrower or a Subsidiary of the Parent Borrower.

“Lender” shall have the meaning provided in the first paragraph of this Agreement. As the context requires, “Lenders” shall include each Limited Fronting Lender.

“Lender Default” shall mean a Lender having notified the Administrative Agent and/or the applicable Borrower that it does not intend to comply with its obligations under Section 1, unless such refusal or notification indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to comply with its obligations under Section 1 has not been satisfied and has not been waived by the Lenders in accordance with Section 11.11.

“Letter of Credit” shall have the meaning provided in Section 1.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 2.01(b).

“Letter of Credit Fee Rate” shall mean, for any date, a rate per annum equal to 0.400%.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all Letters of Credit plus (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 1.02(a).

“Letter of Credit Supportable Obligations” shall mean obligations of the Parent Borrower or any of its Subsidiaries to any other Person which are permitted to exist pursuant to the terms of this Agreement.

“Leverage Ratio” shall mean the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any understanding or agreement to repurchase any property or assets sold by the Parent Borrower or any of its Subsidiaries (including sales of accounts receivable or notes with recourse to the Parent Borrower or any of its Subsidiaries), or the assignment of any right to receive income, or the filing of any financing statement under the UCC or any other similar notice under any similar recording or notice statute relating to any property.

“Limited Fronting Lender” shall mean any Lender, to the extent that such Person agrees (in its sole and absolute discretion) to be an issuer with respect to any Non-NAIC Approved Bank’s Percentage of Letter of Credit Outstandings during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank, all pursuant to a Limited Fronting Lender Agreement.

“Limited Fronting Lender Agreement” shall mean a limited fronting lender agreement, among any Lender, as a Limited Fronting Lender and any Non-NAIC Approved Bank from time to time party thereto, upon such terms and conditions as such parties may agree, as amended, modified and supplemented and as in effect from time to time.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations or financial condition of the Parent Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Agent, the Issuing Lenders or the Lenders under the Credit Documents, (y) the ability of any Borrower to perform its payment obligations under the Credit Documents to which it is a party or (z) the legality, validity or enforceability of any Credit Document.

“Material Bankruptcy Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Immaterial Subsidiary.

“Material Subsidiary” shall mean any Subsidiary of the Parent Borrower whose (i) total assets or total written premiums exceed 10% of the total assets or gross written premiums, respectively, of the Parent Borrower and its Subsidiaries on a consolidated basis as of the most recent fiscal quarter end and for the most recent fiscal quarter period, respectively, determined in accordance with GAAP or (ii) gross written premiums of such Subsidiary are in excess of $50,000,000.

“MNPI” shall have the meaning provided in Section 6.01(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, such Subsidiary or such ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“NAIC Approved Bank” shall mean (a) any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC (the “NAIC Bank List”) or (b) any Lender as to which its confirming bank is a bank listed on the NAIC Bank List.

“Net Worth” shall mean, as to any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.

“Non-Continuing Existing Issuing Lender” shall mean each Person that is an Existing Issuing Lender and is not a Lender hereunder on the Effective Date.

“Non-Continuing Lender” shall have the meaning provided in Section 1.15.

“Non-Continuing Lender Agreement” shall have the meaning provided in Section 1.15.

“Non-Fronted Letter of Credit” shall mean any Letter of Credit other than a Fronted Letter of Credit.

“Non-NAIC Approved Bank” shall mean, at any time, any Lender that is not an NAIC Approved Bank.

“Notice of Non-Extension” shall have the meaning provided in Section 1.05.

“Notice Office” shall mean JPMorgan Chase Bank, N.A., 131 S. Dearborn Street, 5th Floor, Chicago, Illinois 60603, Attn: Standby Letters of Credit, or such other office as the Administrative Agent may designate to the Parent Borrower and the Lenders from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Collateral Agent, the Issuing Agent, any Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Optional Currency” shall mean (x) euros, and British pounds sterling, (y) to the extent generally available to all Lenders, Canadian dollars, Australian dollars and Japanese yen (or other currencies as are requested by a Borrower and reasonably acceptable to all applicable Lenders) and (z) solely with respect to any Fronted Letter of Credit, Renminbi.

“Original Issuing Agent” shall mean the Issuing Agent, as defined in the Existing Credit Agreement.

“Original Lenders” shall mean each Person which was a “Tranche 1 Lender” under, and as defined in, the Existing Credit Agreement immediately prior to the termination thereof on the Effective Date.

“Overnight Eurodollar Rate” shall mean, with respect to any day in any period during which a reimbursement obligation in respect of any Letter of Credit denominated in an Optional Currency is outstanding, (i) the offered quotations by JPMorgan Chase Bank, N.A. to first-class banks in the New York interbank market (or such other market in which JPMorgan Chase Bank, N.A. customarily deals at such time) for deposits in such Optional Currency of amounts in same day funds approximately comparable to such reimbursement obligations with a maturity of the next Business Day determined as of 10:00 A.M. (New York time) (or, if later, the time on such day on which such reimbursement obligation arose) on such day (or if such day is not a Business Day, the next preceding Business Day) divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Overnight Eurodollar Rate be less than 0% per annum.

“Parent Borrower” shall have the meaning provided in the first paragraph of this Agreement. For the purposes of Sections 4, 5, 6, 7 and 8 (including the defined terms used therein) any reference to “Parent Borrower” shall also mean, and include, the Parent Borrower in its capacity as a guarantor under Section 12.

“Parent Borrower Guaranteed Obligations” shall mean all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and Existing Letters of Credit issued for the account of any Designated Subsidiary Borrower (or any entity that was a Designated Subsidiary Borrower at the time of such issuance), together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of any Designated Subsidiary Borrower (or any entity that was a Designated Subsidiary Borrower) to any Lender, the Administrative Agent, the Collateral Agent, any Issuing Lender, the Issuing Agent, any Non-Continuing Lender and, with respect to any Existing Letters of Credit, (x) in the case of any Existing Non-Fronted Letters of Credit, the Original Lenders (solely until such time that such Existing Non-Fronted Letters of Credit have been amended to replace the Original Lenders pursuant to the terms hereof and all amounts owing to such Original Lenders under Sections 1.03 and 1.08 and all interest related thereto shall have been paid in full) and (y) in the case of any Existing Fronted Letters of Credit, the Existing Issuing Lenders (in the case of any Non-Continuing Existing Issuing Lenders, solely until such time that the related Specified Existing Fronted Letters of Credit have been replaced and canceled pursuant to the terms hereof and all amounts owing to such Non-Continuing Existing Issuing Lenders under Sections 1.03 and 1.09 and all interest related thereto shall have been paid in full) now existing or hereafter incurred under, arising out of or in connection with, this Agreement and each other Credit Document pursuant to which any Designated Subsidiary Borrower is or was a party and the due performance and compliance by any such Designated Subsidiary Borrower with all the terms, conditions and agreements contained in this Agreement and each such other Credit Document.

“Parent Borrower Guaranty” shall mean the guaranty of the Parent Borrower provided in Section 12.

“Participant” shall have the meaning provided in Section 1.08(a).

“Participant Register” shall have the meaning set forth in Section 11.04(a).

“Participating Issuer” shall mean, from time to time with respect to each Letter of Credit, each Non-NAIC Approved Bank for whose Percentage of Letter of Credit Outstandings a Limited Fronting Lender has agreed to be liable as an issuer.

“Patriot Act” shall have the meaning set forth in Section 11.17.

“Payment Office” shall mean the office of the Administrative Agent at JPMorgan Chase Bank, N.A., 131 S. Dearborn Street, 5th Floor, Chicago, Illinois 60603, Attn: Standby Letters of Credit, Telephone: (Telephone (800) 634-1969), or such other office as the Administrative Agent may designate to the Parent Borrower and the Lenders from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean, at any time for each Lender, the percentage obtained by dividing such Lender’s Commitment at such time by the Total Commitment then in effect, provided that, if the Total Commitment has been terminated, the Percentage of each Lender shall be determined by dividing such Lender’s Commitment as in effect immediately prior to such termination by the Total Commitment as in effect immediately prior to such termination (but also giving effect to any assignments made in accordance with Section 11.04(b) after the date on which the Total Commitment has terminated).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Policies” shall mean all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

“Preferred Securities” shall mean any preferred Equity Interests (or capital stock) of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person.

“Prime Lending Rate” shall mean the rate which JPMorgan Chase Bank, N.A. announces from time to time as its prime commercial lending rate, the Prime Lending Rate to change when and as such prime commercial lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase Bank, N.A. may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Private Act” shall mean separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Borrower, in whole or in part.

“Ratings” shall mean the ratings of the Index Debt by Moody’s and/or S&P.

“Register” shall have the meaning provided in Section 11.16.

“Regulated Insurance Company” shall mean any Subsidiary of the Parent Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinsurance Agreement” shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“REMIC” shall mean Real Estate Mortgage Investment Conduit.

“Replaced Lender” shall have the meaning provided in Section 1.12.

“Replacement Lender” shall have the meaning provided in Section 1.12.

“Required Lenders” shall mean, at any time, Lenders whose Commitments (or, after the Commitments have terminated, such Lenders’ Percentages of the Letter of Credit Outstandings) represent an amount greater than 50% of the Total Commitment (or after the termination thereof, the Letter of Credit Outstandings at such time).

“Restricted Margin Stock” shall mean Margin Stock owned by the Parent Borrower or any of its Subsidiaries which represents not more than 25% of the aggregate value (determined in accordance with Regulation U of the Board of Governors of the Federal Reserve System), on a consolidated basis, of the property and assets of the Parent Borrower and its Subsidiaries (including any Margin Stock) that is subject to the provision of Sections 7.02 and 7.03.

“Retrocession Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself, or whose government is, the subject or target of country-wide, region-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the European Union, any European Union member state in which the Parent Borrower or its Subsidiaries is located or Her Majesty’s Treasury of the United Kingdom (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person more than 50% owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union, any European Union member state in which the Parent Borrower or its Subsidiaries is located or Her Majesty’s Treasury of the United Kingdom.

“S&P” shall mean Standard & Poor’s Financial Services LLC and its successors.

“SAP” shall mean, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 3.04(b)(ii) Certificate” shall have the meaning provided in Section 3.04(b)(ii).

“Secured Creditors” shall have the meaning provided in the Security Agreement.

“Security Agreement” shall mean the pledge and security agreement substantially in the form of Exhibit K hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Security Documents” shall mean (i) the Security Agreement, (ii) the Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.13 of this Agreement and (iv) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).

“Specified Existing Fronted Letter of Credit” shall mean each Existing Fronted Letter of Credit issued by a Non-Continuing Existing Issuing Lender.

“Specified Non-Continuing Lender Agreement” shall mean a Non-Continuing Lender Agreement entered into in connection with the replacement of a Lender in accordance with Section 1.12 hereto.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could be met).

“Statutory Statements” shall mean, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting interest at the time for the board of directors or equivalent body. Unless otherwise expressly provided, all references to “Subsidiary” shall mean a Subsidiary of the Parent Borrower.

“Taxes” shall have the meaning provided in Section 3.04(a).

“Termination Date” shall mean the date upon which the Commitments have been terminated, Unpaid Drawings have been repaid in full, all Letters of Credit have expired or been terminated and all Obligations (other than indemnities described in Section 11.12 which are not then owing) incurred hereunder or under any other Credit Document have been paid in full.

“Termination Letter” shall have the meaning provided in the last paragraph of Section 1.13.

“Total Commitment” shall mean the sum of the Commitments of each Lender.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Commitment then in effect less (y) the Letter of Credit Outstandings at such time.

“UCC” shall mean the Uniform Commercial Code.

“Unpaid Drawings” shall have the meaning provided in Section 1.03(a).

“Unrestricted Margin Stock” shall mean any Margin Stock owned by the Parent Borrower or any of its Subsidiaries which is not Restricted Margin Stock.

“U.S. Borrower” shall have the meaning provided in Section 3.04(b).

“U.S. Dollar Equivalent” shall mean, on any Business Day with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase such amounts of such other currency, based upon the spot selling rate at which JPMorgan Chase Bank, N.A. offers to sell such other currency for Dollars in the New York foreign exchange market at approximately 10:00 A.M. New York time on such Business Day for delivery two (2) Business Days later.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 10. The Agents.

10.01 Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as Administrative Agent (such term as used in this Section 10 to include JPMorgan Chase Bank, N.A., acting as Issuing Agent under this Agreement and each applicable Letter of Credit) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby further irrevocably designates and appoints Deutsche Bank Trust Company Americas as Collateral Agent, to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes Deutsche Bank Trust Company Americas, as the Collateral Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Secured Creditor that is not a party to this Agreement shall be deemed to have appointed each of the Administrative Agent and the Collateral Agent as its agent under the Credit Documents in accordance with the terms of this Section 10 and to have acknowledged that the provisions of this Section 10 apply to such Secured Creditor mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Creditor of the benefits of this Agreement or any other Credit Document shall be deemed an acknowledgment of the foregoing). Each Agent agrees to act as such upon the express conditions contained in this Section 10. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Agent. The provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower.

10.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

10.03 Exculpatory Provisions. Neither Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Parent Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Parent Borrower or any of its Subsidiaries. Neither Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of any Borrower to such Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of any extension of credit or of the existence or possible existence of any Default or Event of Default.

10.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

10.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event the Collateral Agent receives such a notice, the Collateral Agent shall give prompt notice thereof to the Administrative Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.06 Non-Reliance. Each Lender expressly acknowledges that neither Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by either Agent hereinafter taken, including any review of the affairs of the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent

Borrower and its Subsidiaries. Neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Parent Borrower or any Subsidiary which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.07 Indemnification. Each Lender agrees to indemnify each Agent and Deutsche Bank Trust Company Americas as Custodian, in each case in its capacity as such, ratably according to its respective “percentages” as used in determining the Required Lenders at such time from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent or the Custodian, as the case may be, in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent or the Custodian, as the case may be, under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Parent Borrower or any of its Subsidiaries and without limiting any of their obligations to do so, provided that no Lender shall be liable to such Agent or the Custodian, as the case may be, for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of such Agent or the Custodian, as the case may be (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to either Agent or the Custodian, as the case may be, for any purpose shall, in the opinion of such Agent or the Custodian, as the case may be, be insufficient or become impaired, such Agent or the Custodian, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.07 shall survive the payment of all Obligations.

10.08 The Agents in Their Individual Capacities. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower and its Subsidiaries as though not acting as an Agent hereunder. With respect to all Obligations owing to it, such Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not such Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

10.09 Successor Agents. (a) Either the Administrative Agent or the Collateral Agent (or both) may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time, in each case by giving twenty (20) Business Days’ prior written notice to the Lenders and the Borrowers.

(b) Upon such resignation of the Administrative Agent, the Required Lenders shall, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), appoint from among the Lenders (other than a Defaulting Lender) a successor Administrative Agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(c) Upon such resignation of the Collateral Agent, the Required Lenders shall, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), appoint from among the Lenders (other than a Defaulting Lender) a successor Collateral Agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall include such successor agent effective upon its appointment, and the resigning Collateral Agent’s rights, powers and duties as the Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within twenty (20) Business Days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders with the consent of the Parent Borrower (such consent not to be unreasonably withheld), appoint a successor Collateral Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Collateral Agent has been appointed by either the Required Lenders or the retiring Collateral Agent and no successor Collateral Agent shall have accepted such appointment within forty-five (45) Business Days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders with the consent of the Parent Borrower (such consent not to be unreasonably withheld), petition a court of competent jurisdiction for the appointment of a successor Collateral Agent under the Credit Documents. Notwithstanding the foregoing, the Required Lenders may, with the consent of the Parent Borrower (such consent not to be unreasonably withheld), or the Parent Borrower may, appoint a successor to any successor Collateral Agent appointed (whether court appointed or otherwise). After the retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

SECTION 11. Miscellaneous.

11.01 Payment of Expenses, etc. The Parent Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent in connection with the negotiation, preparation, syndication, execution, delivery and administration of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP (and local counsel, as applicable) and of consultants and advisors to the Administrative Agent and its counsel); (ii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent in connection with any amendment, waiver or consent relating to this Agreement or any other Credit Document; (iii) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and each of the Lenders and Issuing Lenders and the Issuing Agent in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and for each of the Lenders, each Issuing Lender and the Issuing Agent); (iv) pay and hold each of the Agents, each of the Lenders, each of the Issuing Lenders and the Issuing Agent harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Agents, each of the Lenders, each of the Issuing Lenders and the Issuing Agent harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (v) indemnify the Administrative Agent, the Collateral Agent, the Issuing Agent, each Issuing Lender, each Lender, any Affiliate of the foregoing, and their respective officers, directors, employees, representatives and agents (each, an “indemnified person”) from and hold each of them harmless against any and all losses, liabilities, penalties, claims, damages or expenses (collectively, “Claims”) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Issuing Agent, any Issuing Lender or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any extensions of credit hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of (A) the gross negligence or willful misconduct of the Person to be indemnified or any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (B) a material breach of any obligations under this Agreement or any other Credit Document by the Person to be indemnified or any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and continuance of an Event of Default, each Lender (including each Issuing Lender) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or Issuing Lender (including, without limitation, by branches and agencies of such Lender or Issuing Lender, as the case may be, wherever located) to or for the credit or the account of any Borrower against and on account of the Obligations and liabilities of any such Borrower to such Lender, Issuing Lender, or any other Lender, as the case may be, under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of any such Borrower purchased by such Lender, Issuing Lender or any other Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender or Issuing Lender, as the case may be, shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender or each Issuing Lender, as the case may be, is hereby designated the agent of all other Lenders for purposes of effecting set off pursuant to this Section 11.02 and each Borrower hereby grants to each Lender or Issuing Lender for such Lender’s or Issuing Lender’s own benefit and as agent for all other Lenders a continuing security interest in any and all deposits, accounts or moneys of the Borrowers maintained from time to time with such Lender or Issuing Lender, as applicable.

11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Borrower, at the address specified opposite its signature below; if to any Lender, at its address specified for such Lender on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, cabled or sent by overnight courier and shall be effective when received.

11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders (except pursuant to a transaction expressly permitted under Section 7.02(a)(i)). Each Lender may at any time grant participations in any of its rights hereunder to any bank or other financial institution; provided that in the case of any such participation, except as provided in the second proviso of this sentence, the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to receive the additional amounts under Sections 1.04 and 3.04 of this Agreement to, and only to, the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) reduce the rate or extend the time of payment of Fees, or extend or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof and thereof. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender may assign all or a portion of its rights and obligations hereunder to a NAIC approved bank or other financial institution (unless otherwise agreed by the Parent Borrower and the Administrative Agent) with the prior written consent of each of (i) the Administrative Agent, (ii) the Issuing Agent and any Issuing Lender and (iii) so long as no Default or Event of Default pursuant to Section 8.01(i), 8.01(ii) or Section 8.05 has occurred and is continuing, the Parent Borrower (such consent, in each case, not to be unreasonably withheld or delayed). No assignment of less than all of a Lender’s rights and obligations hereunder pursuant to the immediately preceding sentence shall, to the extent such transaction represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than the minimum of $5,000,000 unless otherwise agreed to by the Administrative Agent and the Parent Borrower in writing and no assignment shall be effective until all the then outstanding Non-Fronted Letters of Credit are (A) amended or (B) returned by each respective beneficiary to the Issuing Agent either for cancellation and/or to be exchanged for new or amended Letters of Credit, which, in the case of (A) and (B), give effect to such assignment. If any Lender so sells or assigns all or a part of its rights hereunder, any reference in this Agreement to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Commitments, if any, of the respective assignee (which shall result in a direct reduction to the Commitments, if any, of the assigning Lender) and of the other Lenders, (ii) all then outstanding Non-Fronted Letters of Credit shall be returned by each respective beneficiary to the Issuing Agent either for cancellation and/or to be exchanged for new or amended Letters of Credit to reflect such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur) and (iii) the Administrative Agent shall receive from the assigning Lender and/or the assignee Lender or financial institution at the time of each assignment the payment of a nonrefundable assignment fee of $3,500, provided that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.16 hereof. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service forms (and, if applicable a Section 3.04(b)(ii) Certificate) described in Section 3.04(b). Each Lender and each Borrower agrees to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Promptly following any assignment pursuant to this Section 11.04(b), the assigning Lender shall promptly notify the Borrowers and the Administrative Agent thereof.

(c) Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC.

(d) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by clause (b) above will upon its becoming party to this Agreement represent, that it is a commercial lender, other financial institution or other “accredited investor” (as defined in SEC Regulation D) which makes loans in the ordinary course of its business or is acquiring the Commitments without a view to distribution of the Commitments within the meaning of the federal securities laws, and that it will make or acquire the Commitments for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, the Issuing Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Administrative Agent, the Collateral Agent, the Issuing Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Collateral Agent, the Issuing Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Issuing Agent or any Issuing Lender or the Lenders to any other or further action in any circumstances without notice or demand.

11.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of each Borrower in respect of any Obligations of such Borrower, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment and subject to the provisions in this Agreement regarding Limited Fronting Lenders) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender (including in its capacity as a Limited Fronting Lender) bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP or SAP, as the case may be, consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders). In addition, except as otherwise specifically provided herein, all computations determining compliance with Section 7, including definitions used therein, shall utilize accounting principles and policies in effect from time to time; provided that (i) if any such accounting principle or policy (whether GAAP or SAP or both) shall change after the Effective Date, the Borrowers shall give reasonable notice thereof to the Administrative Agent and each of the Lenders and if within thirty (30) days following such notice any Borrower, the Administrative Agent or the Required Lenders shall elect by giving written notice of such election to the other parties hereto, such computations shall not give effect to such change unless and until this Agreement shall be amended pursuant to Section 11.11 to give effect to such change, and (ii) if at any time the computations determining compliance with Section 7 utilize accounting principles different from those utilized in the financial statements then being furnished to the Lenders pursuant to Section 6.01, such financial statements shall be accompanied by reconciliation work-sheets.

(b) All computations of Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(c) All references in this Agreement to amounts in Dollars shall include, unless the context otherwise requires, amounts in Optional Currencies using the then U.S. Dollar Equivalent thereof.

(d) Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, subject to any restrictions on such amendments, restatements, extensions, supplements and other modifications set forth herein or in any other Credit Document; and (b) references to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, rule or regulation.

11.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT ISSUED UNDER THE LAWS OF ENGLAND AND WALES AND THE LAWS OF OTHER JURISDICTIONS, AS AGREED TO BETWEEN THE APPLICABLE BORROWER AND THE ISSUING LENDER IN ACCORDANCE WITH SECTION 1.01) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY

LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN WITH RESPECT TO LETTERS OF CREDIT ISSUED UNDER THE LAWS OF ENGLAND AND WALES IN ACCORDANCE WITH SECTION 1.01) MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND EACH LENDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER AND EACH LENDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH BORROWER OR SUCH LENDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH BORROWER OR SUCH LENDER. EACH BORROWER AND EACH LENDER FURTHER IRREVOCABLY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER OR SUCH LENDER, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 11.03 (OR IN THE CASE OF EACH BORROWER, PURSUANT TO SECTION 11.08(D)), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH BORROWER AND EACH LENDER, AS THE CASE MAY BE, HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) EACH BORROWER AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH BORROWER AND EACH LENDER HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SENTENCE SHALL LIMIT THE INDEMNITY OBLIGATIONS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, IN SECTIONS 1.04, 3.04, 10.07 AND 11.01 (INCLUDING REIMBURSEMENT OF COSTS AND EXPENSES).

(d) EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS ENDURANCE SERVICES LIMITED, WITH OFFICES ON THE DATE HEREOF AT 4 MANHATTANVILLE ROAD, 3RD FLOOR, PURCHASE, NY 10577, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.11 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document (other than the Security Documents, as set forth below) nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender directly affected thereby, (i) extend the required payment date of a reimbursement obligation in respect of any Letter of Credit, or extend the Commitment Expiration Date, or extend the stated expiration date of any Letter of Credit beyond the date occurring one year after the Commitment Expiration Date, or reduce the principal amount of any Unpaid Drawing, or reduce the amount or extend the time of payment of any Fee (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 11.07(a) shall not constitute a reduction in the rate of interest or reduction in the amount of Fees for purposes of this clause (i)), (ii) except as set forth in Section 1.14, increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 11.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders (it being understood that (A) the Additional Commitments and (B) with the consent of the Required Lenders, other additional extensions of credit pursuant to this Agreement, in each case, may be included in the determination of the Required Lenders on substantially the same basis as the Commitments are included on the Effective Date), (v) release the Parent Borrower from its obligations under the Parent Borrower Guaranty, or (vi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement (except pursuant to a transaction expressly permitted under Section 7.02(a)(i)); provided further, that no such change, waiver, discharge or termination shall release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) from the Liens under all of the Security Documents without the consent of each Lender. No Security Document may be changed, waived, discharged or terminated unless each such change, waiver, discharge or termination is in writing signed by each Borrower and the Required Lenders. No provision of Section 10 or any other provision in any Credit Document relating to the rights and/or obligations of the Administrative Agent, the Collateral Agent or the Custodian may be amended without the consent of the Administrative Agent, the Collateral Agent or the Custodian, as the case may be. No provision of Section 1 or any other provision in any Credit Document relating to the rights and/or obligations of the Issuing Agent or the applicable Issuing Lender may be amended without the consent of the Issuing Agent or the applicable Issuing Lender, as the case may be.

(b) Notwithstanding anything to the contrary herein, the Commitments and Letter of Credit Outstandings of a Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to this Section 11.11); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

11.12 Survival. All indemnities set forth herein including, without limitation, in Sections 1.04, 3.04, 10.07 and 11.01 shall survive the execution and delivery of this Agreement and the repayment of the Obligations and the termination of the Total Commitment.

11.13 [Reserved]

11.14 Confidentiality. Each Lender shall (i) hold all non-public information (including, without limitation, all financial projections and analyses) furnished by any Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender pursuant to the requirements of this Agreement (“Confidential Information”) confidential, (ii) use Confidential Information only for purposes related to this Agreement and its position as a Lender hereunder and (iii) not disclose such Confidential Information other than as provided herein; provided that any Lender and/or its affiliates may disclose any such Confidential Information (A) as has become generally available to the public other than as a result of disclosure in violation of this Section 11.14, (B) as has become available to such Lender or any such affiliate on a non-confidential basis from a source other than the Borrowers and their respective affiliates, provided that the source is not known by such Lender to be prohibited from transmitting such information to such Lender by a contractual, legal or fiduciary obligation, (C) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction or oversight over such Lender and/or its affiliates, (D) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation or other judicial process (it being understood that, to the extent reasonably practicable under the circumstances, each Borrower shall be given prior notice and an opportunity to contest any proposed disclosure pursuant to this clause (D)), (E) in order to comply with any law, order, regulation or ruling applicable to such Lender and/or its affiliates, (F) subject to an agreement to comply with the provisions of this Section, to any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty) and (G) to any permitted prospective or actual syndicate member, provided that such prospective or actual syndicate member agrees with the respective assigning Lender to be bound by the provisions of this Section 11.14. The provisions of this Section 11.14 shall survive any termination of this Agreement.

11.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.16 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders. Failure to make any such recordation, or any error in such recordation shall not affect the obligations any Borrower in respect of such Commitments. With respect to any Lender, the transfer of the Commitments of such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.04(b). Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.16 (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

11.17 USA Patriot Act. Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

11.18 Termination. After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein shall survive such termination in accordance with Section 11.12).

11.19 No Third Party Beneficiaries. Except as provided in this Section 11 with respect to each indemnified person under the Credit Documents, any Non-Continuing Lender and, with respect to any provisions relating to (x) the Existing Non-Fronted Letters of Credit, the Original Lenders and (y) the Existing Fronted Letters of Credit, the Existing Issuing Lenders, the Credit Documents are not intended to and do not confer upon any person other than the parties hereto any rights or remedies under the Credit Documents.

11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 12. Parent Borrower Guaranty.

12.01 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Parent Borrower from the issuance of the Letters of Credit, the Parent Borrower hereby agrees with the Guaranteed Creditors as follows: the Parent Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower (such term as used in this Section 12 to include any entity that was a Designated Subsidiary Borrower prior to the delivery of a Termination Letter with respect thereto) to the Guaranteed Creditors. If any or all of the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent Borrower unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Parent Borrower Guaranteed Obligations. This Parent Borrower Guaranty is a guaranty of payment and not of collection. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Parent Borrower Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Parent Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Borrower, notwithstanding any revocation of this Parent Borrower Guaranty or any other instrument evidencing any liability of any Designated Subsidiary Borrower, and the Parent Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02 Bankruptcy. Additionally, the Parent Borrower unconditionally and irrevocably guarantees the payment of any and all of the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower hereunder to the Guaranteed Creditors whether or not due or payable by any Designated Subsidiary Borrower upon the occurrence of any of the events specified in Section 8.05 with respect to such Designated Subsidiary Borrower, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.03 Nature of Liability. The liability of the Parent Borrower hereunder is exclusive and independent of any security for or other guaranty of the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower whether executed by the Parent Borrower, any other guarantor or by any other party, and the liability of the Parent Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Borrower or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Parent Borrower Guaranteed Obligations of each Designated Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Designated Subsidiary Borrower, or (e) any payment made to the Guaranteed Creditors on the Parent Borrower Guaranteed Obligations which any such Guaranteed Creditor repays to any Designated Subsidiary Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Parent Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 12.05.

12.04 Independent Obligation. The obligations of the Parent Borrower under this Section 12 are independent of the obligations of any other guarantor, any other party or any Designated Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Parent Borrower whether or not action is brought against any other guarantor, any other party or any Designated Subsidiary Borrower and whether or not any other guarantor, any other party or any Designated Subsidiary Borrower be joined in any such action or actions. The

Parent Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Section 12 or the enforcement thereof. Any payment by any Designated Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to any Designated Subsidiary Borrower shall operate to toll the statute of limitations as to the Parent Borrower.

12.05 Authorization. The obligations of the Parent Borrower under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Parent Borrower Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Parent Borrower Guaranty herein made shall apply to the Parent Borrower Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Parent Borrower Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Parent Borrower Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Designated Subsidiary Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Designated Subsidiary Borrower or other obligors;

(e) settle or compromise any of the Parent Borrower Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Designated Subsidiary Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Designated Subsidiary Borrower to the Guaranteed Creditors regardless of what liability or liabilities of any Designated Subsidiary Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Borrower from its liabilities under this Parent Borrower Guaranty.

12.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Designated Subsidiary Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Parent Borrower Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07 Subordination. Any indebtedness of any Designated Subsidiary Borrower now or hereafter owing to the Parent Borrower is hereby subordinated to the Parent Borrower Guaranteed Obligations of any Designated Subsidiary Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary Borrower shall make, or be permitted to make, any payment to the Parent Borrower in respect of such indebtedness owed to the Parent Borrower, but without affecting or impairing in any manner the liability of the Parent Borrower under the other provisions of this Parent Borrower Guaranty. Prior to the transfer by the Parent Borrower of any note or negotiable instrument evidencing any of the indebtedness of any Designated Subsidiary Borrower to the Parent Borrower, the Parent Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent Borrower hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Parent Borrower Guaranteed Obligations have been irrevocably paid in full in cash.

12.08 Waiver. (a) The Parent Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against each Designated Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Designated Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Parent Borrower waives any defense based on or arising out of any defense of any Designated Subsidiary Borrower, any other guarantor or any other party, other than payment in full in cash of the Parent Borrower Guaranteed Obligations, based on or arising out of the disability of each Designated Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Parent Borrower Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Designated Subsidiary Borrower other than payment in full in cash of the Parent Borrower Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Designated Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Parent Borrower hereunder except to the extent the Parent Borrower Guaranteed Obligations have been paid in full in cash. The Parent Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Borrower against any Designated Subsidiary Borrower or any other party or any security.

(b) The Parent Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Borrower Guaranty, and notices of the existence, creation or incurring of new or additional Parent Borrower Guaranteed Obligations. The Parent Borrower assumes all responsibility for being and keeping itself informed of each Designated Subsidiary Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Parent Borrower Guaranteed Obligations and the nature, scope and extent of the risks which the Parent Borrower assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Parent Borrower of information known to them regarding such circumstances or risks.

(c) The Parent Borrower warrants and agrees that each of the waivers set forth above in this Section 12 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

*             *             *

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:
Waterloo House		ENDURANCE SPECIALTY HOLDINGS LTD.
100 Pitts Bay Road Pembroke HM 08 Bermuda
		By:	/s/ Michael J. McGuire
Attention: Telephone: Facsimile:	Michael J. McGuire +1 (441) 278-0943 +1 (441) 278-0493		Name: Michael J. McGuire Title: Chief Financial Officer

Waterloo House		ENDURANCE SPECIALTY INSURANCE LTD.
100 Pitts Bay Road Pembroke HM 08 Bermuda
		By:	/s/ Michael J. McGuire
Attention: Telephone: Facsimile:	Michael J. McGuire +1 (441) 278-0943 +1 (441) 278-0493		Name: Michael J. McGuire Title: Chief Financial Officer

4 Manhattanville Road Purchase, NY 10577		ENDURANCE U.S. HOLDINGS CORP.

Attention:	Daniel S. Lurie	By:	/s/ Daniel S. Lurie
Telephone: Facsimile:	+1 (914) 468-8009 +1 (914) 997-0331		Name: Daniel S. Lurie Title: Secretary

1st Floor, 2 Minster Court London, EC3R 7BB United Kingdom		ENDURANCE WORLDWIDE HOLDINGS LIMITED

		By:	/s/ Daniel S. Lurie
Attention: Telephone: Facsimile:	Phil Rooke +44 (0)20 7337 2830 +44 (0)20 7337 2900		Name: Daniel S. Lurie Title: Secretary
		By:	/s/ Philip Rooke
Name: Philip Rooke Title: Director

[Endurance Credit Agreement]

1st Floor, 2 Minster Court London, EC3R 7BB United Kingdom		ENDURANCE WORLDWIDE INSURANCE LIMITED
		By:	/s/ Daniel S. Lurie
Attention: Telephone: Facsimile:	Phil Rooke +44 (0)20 7337 2830 +44 (0)20 7337 2900		Name: Daniel S. Lurie Title: Secretary
		By:	/s/ Philip Rooke
Name: Philip Rooke Title: Director

1st Floor, 2 Minster Court London, EC3R 7BB United Kingdom		ENDURANCE HOLDINGS LIMITED
		By:	/s/ Daniel S. Lurie
Attention: Telephone: Facsimile:	Phil Rooke +44 (0)20 7337 2830 +44 (0)20 7337 2900		Name: Daniel S. Lurie Title: Secretary
		By:	/s/ Philip Rooke
Name: Philip Rooke Title: Director

1st Floor, 2 Minster Court London, EC3R 7BB United Kingdom		ENDURANCE AT LLOYD’S LIMITED
		By:	/s/ Graeme S.G. Tennyson
Attention: Telephone: Facsimile:	Phil Rooke +44 (0)20 7337 2830 +44 (0)20 7337 2900		Name: Graeme S.G. Tennyson Title: Secretary
		By:	/s/ Philip Rooke
Name: Philip Rooke Title: Director

1st Floor, 2 Minster Court London, EC3R 7BB United Kingdom		ENDURANCE CORPORATE CAPITAL LIMITED
		By:	/s/ Graeme S.G. Tennyson
Attention: Telephone: Facsimile:	Phil Rooke +44 (0)20 7337 2830 +44 (0)20 7337 2900		Name: Graeme S.G. Tennyson Title: Secretary
		By:	/s/ Philip Rooke
Name: Philip Rooke Title: Director

[Endurance Credit Agreement]

4 Manhattanville Road Purchase, NY 10577		ENDURANCE REINSURANCE CORPORATION OF AMERICA

		By:	/s/ Daniel S. Lurie
Attention: Telephone: Facsimile:	Daniel S. Lurie +1 (914) 468-8009 +1 (914) 997-0331		Name: Daniel S. Lurie Title: Secretary

4 Manhattanville Road Purchase, NY 10577		ENDURANCE AMERICAN INSURANCE COMPANY

Attention: Telephone: Facsimile:	Daniel S. Lurie +1 (914) 468-8009 +1 (914) 997-0331	By:	/s/ Daniel S. Lurie
Name: Daniel S. Lurie Title: Secretary

4 Manhattanville Road Purchase, NY 10577		ENDURANCE AMERICAN SPECIALTY INSURANCE COMPANY

Attention:	Daniel S. Lurie	By:	/s/ Daniel S. Lurie
Telephone: Facsimile:	+1 (914) 468-8009 +1 (914) 997-0331		Name: Daniel S. Lurie Title: Secretary

7101 82nd Street Lubbock, TX 79424		ARMTECH HOLDINGS, INC.

Attention:	Michael W. Jones	By:	/s/ Daniel S. Lurie
Telephone: Facsimile:	+1 (806) 473-0333 +1 (806) 473-0334		Name: Daniel S. Lurie Title: Secretary

[Endurance Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Agent and a Lender

By:	/s/ Jamie S. Mintzer
Name: Jamie S. Mintzer Title: Vice President

[Endurance Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Grainne Pergolini
Name: Grainne Pergolini Title: Managing Director

[Endurance Credit Agreement]

BMO Harris Bank N.A., as a Lender

By:	/s/ Debra Basler
Name: Debra Basler Title: Managing Director

[Endurance Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Jack Leong
Name: Jack Leong Title: Director

By:	/s/ Anthony F. Calabrese
Name: Anthony F. Calabrese Title: Director

[Endurance Credit Agreement]

LLOYDS BANK PLC, as a Lender

By:	/s/ Daven Popet
Name: Daven Popet – P003 Title: Senior Vice President

By:	/s/ Erin Doherty
Name: Erin Doherty – D006 Title: Assistant Vice President

[Endurance Credit Agreement]

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo Title: Director

[Endurance Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Robert Herder
Name: Robert Herder Title: Head of FIG Insurance North America

[Endurance Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Kayode Sulola
Name: Kayode Sulola Title: Assistant Vice President

Executed in London, United Kingdom

[Endurance Credit Agreement]

ACKNOWLEDGED BY:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Collateral Agent

By:	/s/ Lucy Hsieh
Name: Lucy Hsieh Title: Assistant Vice President

By:	/s/ Rajesh Rampersaud
Name: Rajesh Rampersaud Title: Assistant Vice President

[Endurance Credit Agreement]